Exhibit 99.1

OFFERING MEMORANDUM

AND CONSENT SOLICITATION STATEMENT

Six Flags, Inc.

Exchange Offer and Consent Solicitation Relating to Debt Securities Issued by Six Flags, Inc.

Six Flags, Inc. Notes to be Exchanged	CUSIP No.	Outstanding Principal Amount (in millions)	For each $1,000 Claim (Consisting of Principal Amount, and Accrued and Unpaid Interest Thereon Through, and Including, June 25, 2009) Exchanged, Total Consideration (# of shares of Common Stock)	For each $1,000 Principal Amount Exchanged, Total Consideration (# of shares of Common Stock)
8 7/8% Senior Notes due 2010 (the “SFI 2010 Notes”)	83001P AD1	$131.1	18.5857	19.2455

9 3/4% Senior Notes due 2013 (the “SFI 2013 Notes”)	83001P AF6	$142.4	18.5857	18.9380

9 5/8% Senior Notes due 2014 (the “SFI 2014 Notes”)	83001P AH2 83001P AK5	$314.8	18.5857	19.6057

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 25, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).  IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT, AMONG OTHER THINGS:

•                       AT LEAST 95% OF THE AGGREGATE PRINCIPAL AMOUNT (THE “MINIMUM TENDER CONDITION”) OF EACH OF THE SFI 2010 NOTES, THE SFI 2013 NOTES AND THE SFI 2014 NOTES (COLLECTIVELY, THE “SFI NOTES” AND EACH AN “ISSUE” OF SFI NOTES) ARE VALIDLY TENDERED FOR EXCHANGE AND NOT REVOKED BY MAY 29, 2009 (THE “WITHDRAWAL DEADLINE”), SUCH TENDERS OF SFI NOTES BEING IRREVOCABLE THEREAFTER, AND HOLDERS REPRESENTING SUCH SFI NOTES DELIVER THEIR CONSENTS TO THE PROPOSED AMENDMENTS (AS DEFINED BELOW);

•                       AT LEAST 95% OF THE OUTSTANDING AGGREGATE PRINCIPAL AMOUNT OF THE 4.50% CONVERTIBLE SENIOR NOTES DUE 2015 (THE “SFI CONVERTIBLE NOTES”) ARE VALIDLY TENDERED FOR EXCHANGE AND NOT REVOKED BY MAY 29, 2009, THAT HOLDERS OF SUCH SFI CONVERTIBLE NOTES DO NOT WITHDRAW THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE AND HOLDERS REPRESENTING SUCH SFI CONVERTIBLE NOTES DELIVER THEIR CONSENTS TO THE PROPOSED CONVERTIBLE NOTE AMENDMENTS (AS DEFINED BELOW) IN THE CONVERTIBLE NOTE EXCHANGE  (AS DEFINED BELOW);

•                       HOLDERS OF A MAJORITY OF THE OUTSTANDING LIQUIDATION PREFERENCE OF THE PREFERRED INCOME EQUITY REDEEMABLE SHARES (THE “PIERS”) CONSENT TO THE PIERS AMENDMENT (AS DEFINED BELOW); AND

•                       HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SIX FLAGS, INC.’S COMMON STOCK (“COMMON STOCK”) APPROVE AND CONSENT TO THE EQUITY INCENTIVE PLAN (AS DEFINED BELOW), THE PIERS AMENDMENT, A 1-FOR-100 REVERSE STOCK SPLIT AND AN INCREASE IN THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK AND CERTAIN OTHER AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

For a description of the percentage of outstanding Common Stock each Issue of SFI Notes will receive in the Restructuring Plan, see the graphic “Following the Restructuring Plan” on page 16.

In the event that the Exchange Offer (as defined below) does not occur because the conditions set forth in “The Exchange Offer and the Consent Solicitation — Conditions to the Exchange Offer and the Consent Solicitation” are not met, Six Flags, Inc. (“SFI”) intends to explore all other restructuring alternatives available to it at that time, which may include an alternative out-of-court restructuring or the commencement of a chapter 11 (as defined below) proceeding with or without a pre-arranged plan of reorganization in the United States Bankruptcy Court.  THE HOLDERS OF SFI NOTES WOULD LIKELY RECEIVE SUBSTANTIALLY LESS VALUE IN ANY CHAPTER 11 PROCEEDING IF THE EXCHANGE OFFER IS NOT SUCCESSFUL.

SFI is offering to exchange (the “Exchange Offer”) all properly tendered and accepted SFI Notes for shares of Common Stock.  Subject to the terms and conditions of the Exchange Offer, each holder of SFI Notes (each, a “Holder” and collectively, the “Holders”) who validly tenders and does not revoke all SFI Notes held by such Holder will receive for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) of SFI Notes tendered, 18.5857 shares of Common Stock.  The “Total Consideration” for the SFI Notes as indicated in the table above will be received by Holders who properly tender prior to the Expiration Date and do not validly withdraw their SFI Notes prior to the Withdrawal Deadline.  SFI Notes properly tendered and accepted are not revocable after the Withdrawal Deadline.   Holders who tender and do not revoke their SFI Notes in the Exchange Offer will not be entitled to any interest on such SFI Notes from June 25, 2009, regardless of when the Exchange Offer closes, and any subsequent interest that would otherwise have been earned on such SFI Notes will be deemed paid in full upon receipt of the Total Consideration in the Exchange Offer.

SFI currently intends to take advantage of the applicable 30-day grace period for making the semi-annual cash interest payment due on June 1, 2009 on the SFI 2014 Notes.  The cash interest that Holders of the SFI 2014 Notes would otherwise be entitled has been included in the calculation of the number of shares of Common Stock such Holders are being offered in the Exchange Offer and will receive in lieu of such cash interest payment.

Our Common Stock traded on the New York Stock Exchange, Inc. (the “NYSE”) under the symbol “SIX” through April 17, 2009, when it was delisted from the NYSE due to our failure to meet the NYSE’s continued quantitative listing criteria.  The last trading price of our Common Stock on the NYSE was $0.19 on April 16, 2009.  Our Common Stock is expected to be traded in the over-the-counter market as of April 20, 2009.  ALL REFERENCES TO SHARES OF COMMON STOCK IN THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT ASSUME A 1-FOR-100 REVERSE STOCK SPLIT, WHICH WILL OCCUR AS PART OF THE RESTRUCTURING PLAN.

Concurrently with the Exchange Offer, SFI is also soliciting consents from the Holders (the “Consent Solicitation”) for certain amendments to the indentures pursuant to which the SFI Notes were issued (as each may have been amended and supplemented from time to time, collectively, the “Indentures”), to eliminate or amend substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the Indentures (collectively, the “Proposed Amendments”).  A tender by any Holder in the Exchange Offer will also constitute an approval by such Holder of the Proposed Amendments.  The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated.

The Exchange Offer and the Consent Solicitation are part of a restructuring plan with respect to the SFI Notes, the SFI Convertible Notes and the PIERS (the “Restructuring Plan”).  As part of the Restructuring Plan, SFI also plans to conduct (i) a separate exchange offer for $280 million aggregate principal amount, plus accrued and unpaid interest thereon through, and including, June 25, 2009, of the SFI Convertible Notes to exchange 18.5857 shares of Common Stock for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) (the “Convertible Note Exchange”), and (ii) a consent solicitation from the holders of 11.5 million currently outstanding PIERS to amend the terms of the PIERS to provide, among other things, that each initial $25.00 of liquidation preference, plus accrued and unpaid dividends thereon through, and including, June 25, 2009, shall automatically convert into 0.17 shares of Common Stock upon consummation of the Restructuring Plan (the “PIERS Amendment”).

See “Risk Factors” beginning on page 29 for a discussion of risks you should consider before participating in the Exchange Offer and the Consent Solicitation.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THESE SECURITIES, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR DETERMINED IF THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Common Stock will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act and the exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act.  We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder.  Any such solicitation or recommendation of tenders by persons other than SFI must not be relied upon by you as having been authorized by SFI.

The exchange agent and the information agent for the exchange offer is Globic Advisors, Inc.  The telephone number and address of the exchange agent and the information agent are set forth on the back cover of this Offering Memorandum and Consent Solicitation Statement.

The date of this Offering Memorandum and Consent Solicitation Statement is April 17, 2009.

THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS.  THE DELIVERY OF THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER, HOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT AND THE MATTERS DESCRIBED IN THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT AND THE LETTER OF TRANSMITTAL.

OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION.  YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SFI NOTES.  OUR BOARD OF DIRECTORS DOES NOT MAKE ANY RECOMMENDATION TO YOU WITH RESPECT TO THE EXCHANGE OFFER, AND NO THIRD PARTY HAS BEEN AUTHORIZED BY US OR OUR BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION.

IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER, HOLDERS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER AND THE RESTRUCTURING PLAN, INCLUDING THE MERITS AND RISKS INVOLVED.  HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE.  EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT, THE EXCHANGE OFFER AND THE RESTRUCTURING PLAN CONTEMPLATED THEREBY.

IMPORTANT ADDITIONAL INFORMATION FOR INVESTORS AND SECURITY HOLDERS

THE CONVERTIBLE NOTE EXCHANGE, WHICH HAS NOT YET COMMENCED, WILL BE MADE FOR ALL OF THE OUTSTANDING SFI CONVERTIBLE NOTES. IN ADDITION, THE PIERS AMENDMENT REQUIRES THE APPROVAL OF A MAJORITY OF THE HOLDERS THEREOF AND THE RESTRUCTURING PLAN REQUIRES THE APPROVAL OF A MAJORITY OF SIX FLAGS’ SHAREHOLDERS. THE SOLICITATION OF THE HOLDERS OF THE PIERS AND SIX FLAGS’ SHAREHOLDERS HAVE NOT YET COMMENCED. THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT IS NOT A SOLICITATION OF CONSENTS OR PROXIES, OR AN OFFER TO EXCHANGE, OR SOLICITATION OF AN OFFER TO EXCHANGE, SFI CONVERTIBLE NOTES, AND THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT SHALL NOT CONSTITUTE A SOLICITATION OF CONSENTS OR PROXIES FROM HOLDERS OF THE PIERS OR SIX FLAGS’ SHAREHOLDERS OR AN OFFER, OR SOLICITATION OF AN OFFER, TO BUY

OR EXCHANGE SFI CONVERTIBLE NOTES FOR ANY PURPOSE.  ANY SUCH SOLICITATION OF CONSENTS OR PROXIES FROM HOLDERS OF THE PIERS SHALL BE SEPARATELY COMMUNICATED IN A PROXY STATEMENT, AND ANY OFFER, OR SOLICITATION OF AN OFFER, TO EXCHANGE SFI CONVERTIBLE NOTES SHALL BE SEPARATELY COMMUNICATED IN AN EXCHANGE OFFER STATEMENT, IN EACH CASE FILED WITH THE SEC AND DISTRIBUTED TO SHAREHOLDERS IN ACCORDANCE WITH APPLICABLE REGULATIONS OF THE SEC GOVERNING THE SOLICITATION OF CONSENTS AND PROXIES, AND OFFERS, AND SOLICITATIONS OF OFFERS, TO BUY OR EXCHANGE SECURITIES.

THE PROXY STATEMENT AND CONVERTIBLE NOTE EXCHANGE OFFER STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PIERS AMENDMENT AND THE CONVERTIBLE NOTE EXCHANGE. SECURITY HOLDERS SHOULD READ CAREFULLY THE PROXY STATEMENT AND CONVERTIBLE NOTE EXCHANGE OFFER STATEMENT TO BE FILED BY SIX FLAGS WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE PIERS AMENDMENT OR THE CONVERTIBLE NOTE EXCHANGE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE PIERS AMENDMENT AND CONVERTIBLE NOTE EXCHANGE. THE PROXY STATEMENT AND CONVERTIBLE NOTE EXCHANGE OFFER STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PIERS AMENDMENT AND CONVERTIBLE NOTE EXCHANGE WILL BE AVAILABLE, AS AND WHEN FILED, FREE OF CHARGE AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE PROXY STATEMENT AND CONVERTIBLE NOTE EXCHANGE OFFER STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PIERS AMENDMENT AND THE CONVERTIBLE NOTE EXCHANGE WILL BE MADE AVAILABLE TO INVESTORS FREE OF CHARGE BY CONTACTING GLOBIC ADVISORS, INC., THE INFORMATION AGENT FOR THE RESTRUCTURING PLAN, AT (800) 974-5771.

IRS CIRCULAR 230 NOTICE

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Unless the context requires otherwise, the terms “Six Flags,” the “Company,” “we,” “us” and “our” refer to Six Flags, Inc., a Delaware corporation, and its consolidated subsidiaries. With respect to any description of the terms of the Exchange Offer and the Consent Solicitation or the Common Stock, the terms “Six Flags,” the “Company,”  “we,”  “us” and “our” refer only to Six Flags, Inc. and not its subsidiaries.

Looney Tunes characters, names and all related indicia are trademarks of Warner Bros.© 2009, a division of Time Warner Entertainment Company, L.P. Batman and Superman and all related characters, names and indicia are copyrights and trademarks of DC Comics© 2009.  Cartoon Network and logo are trademarks of Cartoon Network© 2009.  Six Flags and all related indicia are registered trademarks of Six Flags Theme Parks Inc.© 2009, a subsidiary of Six Flags.  Fiesta Texas and all related indicia are trademarks of Fiesta Texas, Inc.© 2009, a subsidiary of Six Flags.

NON-GAAP FINANCIAL MEASURES

Our management uses “Adjusted EBITDA,” “Modified EBITDA” and “Free Cash Flow” to assess the operating results and effectiveness of our business.  These terms presented or incorporated by reference in this Offering Memorandum and Consent Solicitation Statement are supplemental measures of our performance that are not required by, or recognized as being in accordance with, United States generally accepted accounting principles (“GAAP”).  We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures.  We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow are used by many investors, equity analysts and rating agencies as a measure of performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow are not defined by GAAP and should not be considered in isolation or as alternatives to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or any other financial data prepared in accordance with GAAP or as an indicator of our operating performance.  Adjusted EBITDA, Modified EBITDA and Free Cash Flow as defined in this Offering Memorandum and Consent Solicitation Statement may differ from similarly titled measures presented by other companies.  This information should be read in conjunction with the consolidated statements of operations and statements of cash flows contained in our Consolidated Financial Statements, which are incorporated by reference into this Offering Memorandum and Consent Solicitation Statement.  Adjusted EBITDA is defined as the Company’s net income (loss) before cumulative effect of changes in accounting principles, discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets, interests of third parties in the Adjusted EBITDA of four parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007)), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dick clark productions, inc. (“dcp”).  Modified EBITDA is defined as Adjusted EBITDA plus the interests

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of third parties in the Adjusted EBITDA of the four parks that are less than wholly owned less our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp.  Free Cash Flow is defined as Adjusted EBITDA excluding (i) cash interest expense (net) and debt issuance costs, dividends and taxes paid in cash and (ii) capital expenditures, net of property insurance recoveries.  For the analyses included herein, Free Cash Flow excludes the costs of the change in corporate management that occurred in December 2005 ($13.9 million recognized as expense in 2006).

Adjusted EBITDA, Modified EBITDA and Free Cash Flow have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.  For example, Adjusted EBITDA:

•                  excludes certain tax payments that may represent a reduction in cash available to us;

•                  does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•                  does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debts.

Additionally, Adjusted EBITDA, Modified EBITDA and Free Cash Flow do not reflect changes in or cash requirements for working capital, loans and advances related to our Partnership Parks (as defined below), discontinued operations and other non-operating expense.

Certain of these items can represent a reduction of cash that could be used for other corporate purposes.  Because of these limitations we rely primarily on our GAAP results and use Adjusted EBITDA, Modified EBITDA and Free Cash Flow only as supplemental information.  For a presentation of income (loss) from continuing operations as calculated under GAAP and a reconciliation to Adjusted EBITDA, Modified EBITDA and Free Cash Flow, see “Summary— Summary Consolidated Historical Financial Data” in this Offering Memorandum and Consent Solicitation Statement.

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SUMMARY

This summary highlights some basic information contained, or incorporated by reference, in this Offering Memorandum and Consent Solicitation Statement to help you understand our business, the Restructuring Plan and the Exchange Offer and the Consent Solicitation. Because it is a summary, it does not contain all of the information that you should consider before participating in the Exchange Offer and the Consent Solicitation. You should carefully read this Offering Memorandum and Consent Solicitation Statement and the documents incorporated by reference herein, including the financial statements and their accompanying notes, to understand fully our business and the terms of the Restructuring Plan and the Exchange Offer and the Consent Solicitation, as well as the other considerations that are important to you in making your investment decision.  You should pay special attention to the “Risk Factors” and the section entitled “Cautionary Note Regarding Forward-Looking Information.”  Certain descriptions in this Offering Memorandum and Consent Solicitation Statement of provisions of the Indentures and supplements thereto relating to the SFI Notes are summaries of such provisions and are qualified herein by reference to such Indentures, as supplemented from time to time.  Copies of the Indentures and any supplements will be provided upon request to the Information Agent.

Unless otherwise indicated or the context otherwise requires, all references to the amount of the outstanding liquidation preference of the PIERS herein assume that the dividends on the PIERS are accrued through the redemption date on August 15, 2009, which would result in $318.8 million of outstanding PIERS as of such date.

The Company

Six Flags, Inc. is the largest regional theme park operator in the world.  The 20 parks we operated in 2008 (excluding our New Orleans park, which has been closed since Hurricane Katrina in 2005) had attendance of approximately 25.3 million during the 2008 season.

In 1998, we acquired the former Six Flags, which had operated regional theme parks under the Six Flags name for nearly forty years and established an internationally recognized brand name.  We have worldwide ownership of the “Six Flags” brand name.  To capitalize on this name recognition, 18 of our parks (excluding Six Flags New Orleans) are branded as “Six Flags” parks.

We hold exclusive long-term licenses for theme park usage throughout the United States (except the Las Vegas metropolitan area), Canada, Mexico and other countries of certain Warner Bros. and DC Comics characters.  These characters include Bugs Bunny, Daffy Duck, Tweety Bird, Yosemite Sam, Batman, Superman and others.  In addition, we have certain rights to use the Hanna-Barbera and Cartoon Network characters, including Yogi Bear, Scooby-Doo, The Flintstones and others, as well as rights related to The Wiggles and Thomas the Tank Engine and Friends.  We use these characters to market our parks and to provide an enhanced family entertainment experience.  Our licenses include the right to sell merchandise featuring the characters at the parks, and to use the characters in our advertising, as walk-around characters and in theming for rides, attractions and retail outlets.  We believe using these characters promotes increased attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending.

Our parks are located in geographically diverse markets across North America.  Our theme parks offer a complete family-oriented entertainment experience.  Our theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and retail outlets.  In the aggregate, during 2008 our theme parks (excluding Six Flags New Orleans) offered more than 800 rides, including over 120 roller coasters, making us the leading provider of “thrill rides” in the industry.

We believe that our parks benefit from limited direct competition, since the combination of a limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of our parks with a significant degree of protection from competitive new theme park openings. Based on our knowledge of the development of other theme parks in the United States, we estimate that it would cost at least $300 million and would take a minimum of two years to construct a new regional theme park comparable to one of our major Six Flags-branded theme parks.

The corporate headquarters of Six Flags, Inc. is located at 1540 Broadway, 15th Floor, New York, New York 10036, and its telephone number is (212) 652-9403.

Going Concern

The consolidated financial statements incorporated by reference herein have been prepared assuming we will continue as a going concern. This assumes a continuing of operations and the realization of assets and liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments that might result if we were forced to discontinue operations. We have had a history of net losses. Our net losses are principally attributable to insufficient revenue to cover our relatively high percentage of fixed costs, including the interest costs on our debt and our depreciation expense. We also have an accumulated stockholders’ deficit of $443.8 million at December 31, 2008. Additionally, in August 2009, we are required to redeem (to the extent of assets legally available therefor) all of our outstanding PIERS for cash at 100% of the liquidation preference ($287.5 million), plus accrued and unpaid dividends ($31.3 million assuming dividends are accrued and not paid through the mandatory redemption date). Given the current negative conditions in the economy generally and the credit markets in particular, absent the successful consummation of the Restructuring Plan or an alternative restructuring plan, there is substantial uncertainty that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009.

If we are unable to refinance or restructure the PIERS at or prior to their mandatory redemption date, such failure would constitute a default under our Second Amended and Restated Credit Agreement, dated May 25, 2007 (the “Credit Agreement”), which would permit the lenders to accelerate the obligations thereunder.  If the lenders were to accelerate the amounts due under the Credit Agreement, a cross-default would also be triggered under our public debt indentures, which would likely result in most or all of our long-term debt becoming due and payable. In that event, we would be unable to fund these obligations. Such a circumstance would have a material adverse effect on our operations and the interests of our creditors and stockholders. Accordingly, we have stated in our financial statements included herein that there is substantial doubt about our ability to continue as a going concern unless the Restructuring Plan, or an alternative restructuring plan, is successful.  Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern.

If we are unable to successfully consummate the Restructuring Plan or an alternative out-of-court restructuring plan, we will be compelled to seek an in-court solution under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended (“chapter 11”). Such a court filing would likely occur prior to the mandatory redemption date of the PIERS or well in advance of such date, if we were to conclude at such time that an out-of-court solution is not feasible or advantageous. See “Risk Factors” beginning on page 29.

Recent Developments

SFI 2013 Notes Interest Payment Due April 15, 2009

We determined to take advantage of the applicable 30-day grace period for making the semi-annual interest payment of approximately $7 million due on April 15, 2009 on our SFI 2013 Notes.  Under the applicable Indenture relating to the SFI 2013 Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the SFI 2013 Notes or any other indebtedness.  If we fail to make the semi-annual payment prior to the expiration of the grace period, it would result in an event of default under the applicable Indenture, which would result in cross defaults under our other debt instruments.  If we do not make this interest payment on or prior to May 15, 2009, we could be forced to commence a chapter 11 proceeding.

Noncompliance with the New York Stock Exchange Continued Listing Criteria

On October 6, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average closing price of our Common Stock was less than $1.00, and on October 27, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average market capitalization of our Common Stock had been less than $75 million and, at the same time, our stockholders’ equity had been less than $75 million.  Our Common Stock traded on the NYSE under the symbol “SIX” through April 17, 2009, when it was delisted from the NYSE due to our failure to meet the NYSE’s continued quantitative listing criteria.  The last trading price of our Common Stock on the NYSE was $0.19 on April 16, 2009.  Our Common Stock is expected to be traded in the over-the-counter market as of April 20, 2009.

Debt Refinancing

On June 16, 2008, we completed a private debt exchange (the “2008 Debt Exchange”) in which Six Flags Operations Inc. (“SFO”) issued $400.0 million of its 12¼% Senior Notes due 2016 (“SFO 2016 Senior Notes”), which are guaranteed by SFI, in exchange for (i) $149.2 million of the SFI 2010 Notes, (ii) $231.6 million of the SFI 2013 Notes and

(iii) $149.9 million of the SFI 2014 Notes.  The benefits of the 2008 Debt Exchange included reducing debt principal by approximately $130.6 million, extending our debt maturities (including a majority of our nearest term debt maturity in 2010) and decreasing our annual cash interest expense. The transaction resulted in a net gain on extinguishment of debt of $107.7 million related to the SFI 2013 Notes and SFI 2014 Notes (net of $3.3 million of transaction costs related to the SFI 2010 Notes that were charged to expense immediately as the exchange of the SFI 2010 Notes was not deemed to be a substantial modification under the guidance of EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”). We also recorded a $14.1 million premium on the SFO 2016 Senior Notes representing the difference between the carrying amount of the SFI 2010 Notes and the carrying amount of the SFO 2016 Senior Notes. This premium will be amortized as an offset to interest expense over the life of the SFO 2016 Senior Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Commitments and Resources” in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein.

In May 2007, we entered into the Credit Agreement, which provides for (i) an $850 million term loan maturing in April 2015, (ii) revolving credit facilities totaling $275 million, expiring in March 2013, and (iii) an uncommitted optional term loan tranche of up to $300 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Commitments and Resources” in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, a financial covenant related to the maintenance of a minimum senior secured leverage ratio in the event of utilization of the revolving facilities and certain other events, as well as limitations on the ability to dispose of assets, incur additional indebtedness or liens, make restricted payments, make investments and engage in mergers or consolidations.

PIERS

Our board of directors determined not to declare and pay a quarterly dividend on our outstanding PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009, each such PIERS representing one one-hundredth of a share of our 7¼% Convertible Preferred Stock.  Under the terms of the PIERS, dividends are not required to be paid currently.  Our deficit in stockholders’ equity, the overall state of the credit markets and the fact that unpaid dividends accumulate on an interest-free basis, were factors that our board of directors considered in reaching its decision not to declare and pay the quarterly dividend.  The decision of our board of directors not to declare the quarterly dividends on the PIERS does not violate any of the covenants under any of our debt agreements.  If the dividends on the PIERS are accrued through the redemption date on August 15, 2009, the total liquidation preference on the PIERS would be $318.8 million.

Six Flags New Orleans

Our New Orleans park sustained extensive damage in Hurricane Katrina in late August 2005 and has not reopened since. We have determined that our carrying value of the assets destroyed was approximately $34.0 million, for which we recorded a receivable in 2005. This amount does not include the property and equipment owned by the lessor, which is also covered by our insurance policies. The park is covered by up to approximately $180 million in property insurance, subject to a deductible in the case of named storms of approximately $5.5 million. The property insurance includes business interruption coverage.

The flood insurance provisions of the policies contain a $27.5 million sublimit. In December 2006, we commenced a declaratory action in Louisiana federal district court seeking judicial determination that the flood insurance sublimit was not applicable by virtue of the separate “Named Storm” peril. While the separate Named Storm provision of our insurance policies explicitly covers flood damage and does not contain a separate sublimit, in February 2008, the court ruled in summary judgment that the flood insurance sublimit was applicable to the policies, including the Named Storm provision. We have appealed this ruling. In the event the sublimit is ultimately applied to our claim, the claims adjustment process will require determination of the actual amount of our loss and the portion caused by wind which is not subject to any sublimit.

We have filed property insurance claims, including business interruption, with our insurers. We have an insurance receivable of $4.0 million at December 31, 2008, which reflects part of our claim for business interruption and the destroyed assets. The receivable is net of $34.7 million in payments received from our insurance carriers. Since December 31, 2008, we received $1.6 million in additional payments from our insurance carriers. We are entitled to replacement cost value of losses provided we spend the proceeds of the insurance receipts on new rides and attractions within a two year period at any of our domestic parks. Our receivable, net of 2009 cash receipts, totals $2.4 million, which we, at a minimum, expect to recover from resolution of the wind damage claim, including the difference between replacement cost and the actual cash value of wind losses and business interruption claims. We do not intend to operate a theme park on the site that was damaged by Hurricane Katrina. Pursuant to our lease of the property from the City of New Orleans, we are obligated to re-invest in the site to the extent of insurance proceeds received for property damages. However, in such event, we would have the use of such re-investment assets as well as all other leased property for the term of the lease. We are in discussions with the City of New Orleans with regard to cancellation of the lease.

Employment Agreements

On April 9, 2009, we entered into new employment agreements (the “Agreements”) with Mark Shapiro, our President and Chief Executive Officer; Jeffrey R. Speed, our Executive Vice President and Chief Financial Officer; Louis Koskovolis, our Executive Vice President, Corporate Alliances — Sponsorship; Mark Quenzel, our Executive Vice President, Park Strategy and Management; Andrew M. Schleimer, our Executive Vice President, Strategic Development and In-Park Services; and Michael Antinoro, our Executive Vice President, Entertainment and Marketing; which supersede and replace the existing employment agreements with such individuals. The Agreements provide for each executive’s continued employment with us in his current position during the four year period expiring on April 1, 2013, unless sooner terminated by either party.

The Agreements provide for the following annual base salary and target bonus amounts for the executives:

	Base Salary ($)	Target Bonus ($)
Shapiro	1,300,000	1,300,000
Speed	775,000	100% (of Base Salary)
Koskovolis	650,000	500,000
Quenzel	500,000	500,000
Schleimer	500,000	400,000
Antinoro	400,000	500,000

The Agreements did not increase the rate of base salary for any of the executives from their current levels. The maximum annual bonus Mr. Shapiro may receive for any fiscal year is $2.6 million. The minimum annual bonus Mr. Speed will receive for any fiscal year is $250,000. Bonuses will be determined based upon the level of achievement of the following performance parameters: budgeted Adjusted EBITDA, budgeted Free Cash Flow, budgeted attendance, budgeted in-park net revenue per capita and budgeted sponsorship/licensing revenue, each weighted 20%, except that (i) 50% of Mr. Shapiro’s bonus will be based on the attainment of the Adjusted EBITDA target, with the remaining targets weighted 12.5% each, and (ii) 50% of Mr. Koskovolis’ bonus will be based on the attainment of the sponsorship revenue target, with the remaining targets weighted 12.5% each. No bonuses are payable if 90% of the Adjusted EBITDA target is not obtained, except for Mr. Koskovolis, who will be entitled to 50% of his bonus amount if the sponsorship revenue target is satisfied.

Upon the earlier of the closing of exchange offers for the SFI Notes and the SFI Convertible Notes, which would include this Restructuring Plan, or SFI’s emergence from a chapter 11 bankruptcy (a “Triggering Event”), the executives will be entitled to receive restructuring bonuses in the following amounts:

Restructuring Bonus ($)
Shapiro	3,000,000
Speed	750,000
Koskovolis	325,000
Quenzel	250,000
Schleimer	250,000
Antinoro	200,000

Restructuring bonuses are payable in a lump sum cash payment within ten business days of the Triggering Event, except that $1,000,000 of Mr. Shapiro’s success bonus will become payable on the first anniversary of the Triggering Event, subject to his continued employment through such date, or, earlier, upon the termination of Mr. Shapiro’s employment without “cause,” for “good reason,” without “good reason” in connection with a “change in control” or

“significant change in board composition,” or due to death or “disability” (as such terms are defined in the Agreements).

In addition, upon the occurrence of a Triggering Event, SFI will grant stock options and restricted stock to the executives representing the following percentages of SFI’s then outstanding shares of Common Stock after giving effect to any restructuring in connection with a Triggering Event and any equity grants:

	Restricted Stock (%)	Stock Option (%)
Shapiro	1.25	1.25
Speed	0.625	0.625
Koskovolis	0.375	0.375
Quenzel	0.375	0.375
Schleimer	0.375	0.375
Antinoro	0.375	0.375

The restricted stock will vest ratably over four years and the stock options will cliff vest after four years, subject in each case to an executive’s continued employment through the applicable vesting date.

Severance will become payable under the Agreements upon termination of an executive’s employment without “cause” or for “good reason” during the contract term. Mr. Shapiro would be entitled to receive, in addition to a pro-rated target bonus, a lump sum cash amount equal to the greater of (a) the sum of his base salary and target bonus for the remaining balance of the contract term, or (b) three times the sum of his base salary and bonus, calculated based on his annual bonus for the year. Mr. Speed would be entitled to receive the greater of (a) the sum of his base salary and target bonus for the remaining balance of the contract term, or (b) two times the sum of his base salary and target bonus. Each other executive would receive an amount equal to the sum of the executive’s base salary for the remaining balance of the contract term and the executive’s annual bonus for the prior year. In addition, each executive will receive twelve months (36 months for Mr. Shapiro) of continued health and life insurance coverage and all outstanding stock options and restricted stock will become fully vested, with stock options generally remaining exercisable for the balance of their terms.

If Mr. Shapiro terminates his employment without “good reason” during the 90 day period following a “significant change in board composition” (i.e., the directors of SFI cease to hold a majority of seats on the board of directors, plus two additional board of directors’ seats), in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to one-half of the severance payments and benefits that he would receive upon a termination without “cause” (as specified above).  If Mr. Shapiro terminates his employment without “good reason” during the 90 day period following a “change in control,” in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to the severance payments and benefits  that he would receive upon a termination without “cause” (as specified above). In addition, upon a “change in control” all of Mr. Shapiro’s outstanding stock options and restricted stock fully vest, with continued exercisability of such stock options for the balance of their terms, subject to certain limits.

Upon expiration of the contract term, Mr. Shapiro will be entitled to receive an amount equal to (i) 18 months base salary, plus (ii) his annual bonus for the prior fiscal year, and all of Mr. Shapiro’s outstanding stock options and restricted stock will fully vest, with continued exercisability of such stock options for the balance of their terms, subject to certain limits.  In addition, upon expiration of the contract term, each executive will receive a pro-rata target bonus for such year.

The foregoing description of the Agreements is qualified in its entirety by reference to the Agreements, which are attached as Exhibits 10.1 through 10.6 of SFI’s Current Report on Form 8-K, filed with the SEC on April 13, 2009, which is incorporated herein by reference.

Background to the Exchange Offer and the Consent Solicitation

From the creation of the Six Flags brand in 1961 with one theme park in Arlington, Texas to our expansion over the past 48 years throughout both the United States and internationally, we have established our position as a leader in the amusement and theme park industries.  From 1998 through 2005, we amassed over $2.5 billion of debt and PIERS obligations in connection with the acquisition of parks and a large capital expenditure program.  As a result, our current management team, which as discussed below was installed in late 2005 and early 2006, inherited a highly leveraged balance sheet.  The current management team has worked diligently to diversify and grow revenues, increase our operational efficiency and operating cash flows and reduce our debt obligations by, among other means, selling parks, entering into the Credit Agreement on more favorable terms and completing an exchange offer for $530.6 million of SFI Notes for $400.0 million of SFO 2016 Senior Notes.

Nevertheless, as a result of our current substantial indebtedness and the limited opportunity to refinance our debt obligations as they mature in the continuing negative market conditions, we believe that the successful consummation of the Restructuring Plan, including the Exchange Offer and the Consent Solicitation, or an alternative restructuring plan, is critical to our continued viability.

Following a successful consent solicitation by Red Zone LLC, an entity managed by Daniel M. Snyder, in December 2005, Mr. Snyder became Chairman of our board of directors and two persons proposed by Red Zone LLC became directors, including Mark Shapiro, who was elected President and Chief Executive Officer at that time.  In early 2006, our board of directors approved substantial changes to senior management, including several park presidents (formerly referred to as general managers) and new management began to effectuate a series of long-term operating initiatives.

During 2006, the first season following the change, new management concentrated on (i) improving the guest experience by improving the overall appearance and cleanliness of the parks, (ii) increasing total revenue per capita, including by partnering with well known brand names such as Papa John’s and Cold Stone Creamery and (iii) building a corporate alliance team.

During 2007, we (i) implemented a capital plan designed to broaden the family offerings in our parks, such as Wiggles Worlds featuring the rides and attractions of the popular children’s entertainers The Wiggles, Thomas the Tank Engine attractions, Cirque Coobrila, Tony Hawk

Spinning Coasters and Operation Spy Girl, (ii) implemented staffing initiatives to improve recruiting, training, retention and efficiency, all designed to further improve the guest experience, (iii) continued to grow total revenue per capita including by partnering with well known brand names such as Johnny Rockets and (iv) invested in information technology infrastructure designed to not only improve systems, such as ticketing, point of sale and our website, but also to improve our ability to offer more diverse entertainment and revenue streams with Six Flags television and radio within the parks.

During 2008, we (i) launched a new attraction program with seven coasters for seven parks, (ii) continued to roll-out Wiggles Worlds and Thomas the Tank Engine attractions at certain of our parks, (iii) developed a more efficient and targeted marketing plan, with more online focus and concentrated spending in the early portion of the season, (iv) reduced operating expenses through a more efficient use of our full time and seasonal labor, as well as the removal or closure of certain inefficient rides and attractions and (v) continued to grow total revenue per capita through increased guest spending as well as sponsorship and international licensing opportunities.

As a result of these initiatives, in 2008 management achieved each of the five key strategic objectives that it set out to achieve by the end of its third year as follows:

•                  Cleaned-up the parks and improved the overall guest experience; repositioned the brand by diversifying the product offering.  For the second year in a row, our key guest satisfaction scores were at or above all-time highs.

•                  Created and grew new high margin and low capital sponsorship and licensing businesses and achieved annual revenues in excess of $50 million.  For 2008, we achieved sponsorship, licensing and other fees of approximately $59 million.

•                  Achieved total revenue per capita of at least $40, or 20% cumulative growth from 2005.

•                  Operated at a Modified EBITDA margin of at least 30%.

•                  Became Free Cash Flow positive, which had never been achieved in our history.  We were Free Cash Flow positive with an Adjusted EBITDA in excess of $275 million in 2008.

Our plan for 2009 includes (i) the launch of a new attraction program featuring a new coaster themed after the Batman movie “The Dark Night”™ at Six Flags Mexico and a new wooden roller coaster themed after the Terminator Salvation™ movie at Six Flags Magic Mountain, (ii) the addition of a Wiggles World at Six Flags Fiesta Texas, (iii) substantially upgrading and relaunching the Superman Ride of Steel coaster at Six Flags New England and the floorless Medusa coaster at Six Flags Great Adventure, (iv) adding our exciting “Glow in the Park” closing parade at two additional parks, (v) continuing our efficient and targeted marketing strategies, focusing on our breadth of product and value proposition, (vi) maintaining focus on containing our operating expenses while at the same time increasing our operating days and operating hours, (vii) improving and expanding upon our branded product offerings and guest-service focused staffing initiatives in order to continue to drive guest spending growth and (viii) continuing our efforts to grow sponsorship and international revenue opportunities.

Despite our significant achievements, owing to our debt position that existed prior to the arrival of the new management team, and the deterioration in the overall U.S. economy (including the financial markets), we remain highly leveraged and have substantial indebtedness, much of which will become due in the next few years, and significant associated debt service requirements.  As of December 31, 2008, we had approximately $2.37 billion of indebtedness outstanding and had approximately $302 million of PIERS, including dividends in arrears, that are mandatorily redeemable (to the extent of assets legally available therefor) on August 15, 2009 for 100% of the liquidation preference, plus accrued and unpaid dividends.  The following table shows our estimated debt and other obligations and estimated capital expenditures in 2009 and 2010, excluding operating obligations whose costs are included in Adjusted EBITDA:

Cash Outlays not included in	In Thousands
Adjusted EBITDA(1)	2009	2010	Total
Long term debt(2)	$9,812	$140,931	$150,743
PIERS(3)	318,766	—	318,766
Interest on long term debt(4)	176,908	161,750	338,658
Capital expenditures(5)	105,000	60,000	165,000

Total	$610,486	$362,681	$973,167

(1)             Does not include real estate and operating leases or distributions related to Six Flags Over Texas and Six Flags Over Georgia, including Six Flags White Water Atlanta (the “Partnership Parks”) which are included in Adjusted EBITDA.  Our agreements related to the Partnership Parks (the “Partnership Parks Agreements”) require minimum annual distributions of approximately $60.7 million in 2009, which grows by the Consumer Price Index (assumed to be an annual inflation rate of 3% herein) to approximately $62.5 million in 2010 of which we would be entitled to receive approximately $20.0 million and $20.6 million in 2009 and 2010, respectively.  The parties to our Partnership Parks Agreements are entitled to “put” certain of their investments in these parks to SFI for repurchase.  Such amounts are not included in the foregoing table.  The put period for 2009 expires on April 28, 2009.  For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively.  There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  As of April 15, 2009, we have received put notices from holders of units with an aggregate put price of approximately $8.3 million, but we expect to receive additional puts prior to the expiration of the put period.

                   Also excluded from the table are purchase obligations associated with costs that are ultimately included in Adjusted EBITDA, such as insurance, inventory, media and advertising commitments, estimated license fees to Warner Bros. and supplies, as well as liabilities related to discontinued operations, such as tax indemnifications and the ground lease in New Orleans.  The table also excludes unaccrued contingent liabilities, such as $32.5 million of limited guarantees related to the Company’s guarantee on a term loan secured by the hotel and indoor water park adjacent to The Great Escape park and the limited rent guarantee associated with the April 2007 sale of seven parks to PARC 7F-Operations Corporation.

(2)             Includes capital lease obligations.  Payments are shown at principal amount.

(3)             Amount shown includes dividends of approximately $31.3 million, including $20.8 million of dividends previously deferred as of March 31, 2009.

(4)             Assumes average outstanding balance for the revolving credit facilities of $244.2 million, with an assumed 5% interest rate.

(5)             Of the expected capital expenditures, assuming revenues for 2009 and 2010 at 2008 levels, we would need to spend approximately $50,000 and $2.3 million at Six Flags Over Texas in 2009 and 2010, respectively, to satisfy our partnership requirement.  We would not need to spend any money on capital expenditures at our Atlanta parks as we are well within our partnership requirements.  Additionally, we are obligated to make approximately CAD$13.4 million of capital expenditures at our park in Montreal, Canada, through 2011.  However, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis, although such expenditures are important to the parks’ ability to sustain and grow revenues.

We have not declared quarterly dividends on the PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009.  These amounts are being accrued.

Given the currently negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty, in the absence of the successful consummation of the Exchange Offer and the Consent Solicitation as part of the Restructuring Plan, or an alternative restructuring plan, that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009, and meet our other obligations.  As a result of the foregoing, we have explored various restructuring alternatives designed to reduce our leverage and improve our liquidity and financial and operational flexibility.  Accordingly, we believe the consummation of the Restructuring Plan, of which the Exchange Offer and the Consent Solicitation are each an integral part, or an alternative restructuring plan, is critical to our continued viability.

In the event the Exchange Offer does not occur because the conditions set forth in “The Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation” are not met, we intend to explore all other restructuring alternatives available to us at that time, which may include an alternative out-of-court restructuring or the commencement of a chapter 11 proceeding with or without a pre-arranged plan of reorganization.  We are currently in negotiations with certain holders of our SFO 2016 Senior Notes to support a prearranged plan of reorganization in the event the Restructuring Plan is not successful.  There can be no assurance as to whether we will reach any such agreement or the terms thereof.  Any alternative reorganization would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.  Due to the substantial added expense and inherent uncertainty in a chapter 11 proceeding that would likely have a negative impact on our revenues and cash flows and enterprise value, Holders of SFI Notes would likely receive substantially less value in any chapter 11 proceeding if the Exchange Offer is not successful.  For a discussion of the risks associated with carrying out the Exchange Offer and the Consent Solicitation and our failure to consummate it, see “Risk Factors—Risks Relating to the Restructuring Plan” beginning on page 29.  Moreover, there can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished.

If we fail to consummate the Restructuring Plan on a timely basis, any alternative we may pursue, whether in or out of court, would likely take substantially longer to consummate than the Restructuring Plan, and any chapter 11 proceeding would also require confirmation by the bankruptcy court and would be subject to contested issues and objections from certain stakeholders, which would result in further delay.  Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees.  Moreover, such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability.

Any chapter 11 filing would have adverse effects on our business and operations.  The filing of a chapter 11 case would create uncertainties about our business future, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis.  There is a risk that the fear of commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  Depending upon the magnitude of the puts, we may be required to seek financing for this obligation.  There can be no assurance that any such financing could be obtained or the terms thereof.  If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner Inc. (“Time Warner”) or negotiate an alternative arrangement with them.  If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan.  These concerns and effects typically become more acute when a chapter 11 proceeding continues for a protracted period without indication of how or when the case may be completed.

In addition, if we file a chapter 11 proceeding, there is a risk that our counterparties would object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements.  We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our parks and the guest experience at those parks, and that our international development agreements, including with Tatweer Dubai LLC, a member of Dubai Holding (“Tatweer”) and Oryx Holdings, a Qatari-based diversified group (“Oryx”), are important to the future growth and development of our brand.  In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark.  As with any judicial proceeding, there are also risks of unavoidable delay with the confirmation of a plan of reorganization and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes and the PIERS and any lenders that vote to reject the plan of reorganization, that would further delay the process and potentially cause the plan of reorganization to be rejected by the bankruptcy court.  In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 plan that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement.  If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

If we are not able to consummate an out-of-court restructuring or commence a chapter 11 proceeding with a pre-arranged plan, we would likely become subject to a “free fall” proceeding, which would be lengthy, costly and highly disruptive, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan.  A “free fall” proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party.  Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement.  A non-prearranged proceeding could also cause critical members of our senior management team to pursue other opportunities.  As a result, distributions to Holders under a “free fall” proceeding would likely be substantially delayed and further diminished.

The Restructuring Plan

Overview

The Restructuring Plan is generally designed to reduce our debt and interest expense requirements and improve our liquidity and financial and operational flexibility in order to allow us to compete more effectively and generate long-term growth following consummation of the Restructuring Plan.  In particular, the Restructuring Plan contemplates, among other things, the transactions discussed below and a 1-for-100 reverse stock split and other amendments to Six Flags’s certificate of incorporation.  For a description of the percentage of outstanding Common Stock each Issue of SFI Notes, the SFI Convertible Notes and the PIERS will receive in the Restructuring Plan, see the graphic “Following the Restructuring Plan” on page 16.

Exchange Offer and Consent Solicitation

As part of the Restructuring Plan, Six Flags is conducting this Exchange Offer to exchange all of the SFI Notes for Common Stock and seeking consents to amend the Indentures to remove substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the Indentures.  The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated.  For more information, see “—The Exchange Offer and the Consent Solicitation” below.

Exchange of SFI Convertible Notes for Common Stock

As part of the Restructuring Plan, Six Flags is also conducting the Convertible Note Exchange to exchange $280 million aggregate principal amount of its SFI Convertible Notes for 18.5857 shares of Common Stock for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) validly tendered and not revoked (which is the same exchange ratio as is being offered in this Exchange Offer) and seeking consents to amend the indenture related to the SFI Convertible Notes to remove substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the indenture related to such SFI Convertible Notes (the “Proposed Convertible Note Amendments”).

Conversion of PIERS into Common Stock

As part of the Restructuring Plan, Six Flags is also conducting a consent solicitation from the holders of 11.5 million currently outstanding PIERS to amend the terms of the PIERS to provide, among other things, that each initial $25.00 of liquidation preference, plus accrued and unpaid dividends thereon through, and including, June 25, 2009, shall automatically convert into 0.17 shares of Common Stock upon consummation of the Restructuring Plan pursuant to a proxy solicitation on Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Equity Incentive Plan and Other Equity-Based Compensation

As part of the Restructuring Plan, we are also adopting a new equity incentive plan, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 12% of our outstanding Common Stock following consummation of the Restructuring Plan on an as converted basis, including the shares in the equity incentive plan (the “Equity Incentive Plan”).

  Organizational Chart

The below graphic shows the percentages of the total outstanding Common Stock each series of our outstanding securities will receive following the successful consummation of the Restructuring Plan.  The graphic assumes that 100% of the principal amount, including accrued and unpaid interest and dividends thereon through, and including, June 25, 2009, as applicable, of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan, but does not reflect the issuance of any equity under the Equity Incentive Plan.

The Exchange Offer and the Consent Solicitation

The Exchange Offer

Subject to the terms and conditions contained in this Offering Memorandum and Consent Solicitation Statement, we are offering each Holder of SFI Notes, as part of the Restructuring Plan, the opportunity to exchange all of such SFI Notes for Common Stock.  Pursuant to the Exchange Offer, each Holder who validly tenders and does not revoke all SFI Notes held by such Holder will receive 18.5857 shares of Common Stock for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) of SFI Notes tendered.  Unless extended, the Exchange Offer will expire on the Expiration Date.

Holders who tender and do not revoke their SFI Notes in the Exchange Offer will not be entitled to any interest on such SFI Notes from June 25, 2009, regardless of when the Exchange Offer closes, and any subsequent interest that would otherwise have been earned on such SFI Notes will be deemed paid in full upon receipt of the Total Consideration in the Exchange Offer.SFI currently intends to take advantage of the applicable 30-day grace period for making the semi-annual cash interest payment due on June 1, 2009 on the SFI 2014 Notes.  The cash interest that Holders of the SFI 2014 Notes would otherwise be entitled has been included in the calculation of the number of shares of Common Stock such Holders are being offered in the Exchange Offer and will receive in lieu of such cash interest payment.

A Holder who desires to tender SFI Notes in the Exchange Offer must tender all of such Holder’s SFI Notes.  Partial tenders will not be permitted. SFI Notes properly tendered and accepted are not revocable after the Withdrawal Deadline.

SFI does not currently intend to issue fractional shares of Common Stock in the Exchange Offer. Instead, any fractional shares of Common Stock will be aggregated and sold as soon as practicable after the Expiration Date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing such sale, holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale.

The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  The shares of Common Stock to be issued in the Exchange Offer have not been and will not be registered with the SEC.  The shares of Common Stock that you receive in the Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

On October 6, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average closing price of our Common Stock was less than $1.00, and on October 27, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average market capitalization of our Common Stock had been less than $75 million and, at the same time, our stockholders’ equity had been less than $75 million.  Our Common Stock traded on the NYSE under the symbol “SIX” through April 17, 2009, when it was delisted from the NYSE due to our failure to meet the NYSE’s continued quantitative listing criteria.  The last trading price of our Common Stock on the NYSE was $0.19 on April 16, 2009.  Our Common Stock is expected to be traded in the over-the-counter market as of April 20, 2009.

The Exchange Offer will not affect Six Flags’ obligation to pay principal and interest on any SFI Notes that are not tendered pursuant to the Exchange Offer.  The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.  However, as described below under “—The Consent Solicitation,” if the Exchange Offer is consummated, certain of the covenants and certain other terms in the Indentures will be eliminated or amended to become substantially less restrictive, and the Indentures will afford significantly reduced protections to the Holders who do not tender their SFI Notes pursuant to the Exchange Offer.

The Bank of New York Mellon serves as trustee of the Indentures for each Issue of SFI Notes (the “Trustee”).  It did not negotiate the terms of the Exchange Offer and the Consent Solicitation, takes no position regarding the decision that Holders should make with respect thereto, and is not responsible for the accuracy or completeness of any information herein.

The Consent Solicitation

Also as part of the Restructuring Plan, concurrently with the Exchange Offer and subject to the terms and conditions contained in this Offering Memorandum and Consent Solicitation Statement, Six Flags is conducting the Consent Solicitation for the Proposed Amendments to the Indentures to eliminate or amend substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the Indentures.

The Proposed Amendments include, among other things, the removal of covenants regarding:

•                  reports;

•                  payment of taxes;

•                  stay, extension and usury laws;

•                  restricted payments;

•                  dividends and other payment restrictions affecting subsidiaries;

•                  the incurrence of indebtedness and issuance of preferred stock;

•                  asset sales;

•                  transactions with affiliates;

•                  the creation of liens;

•                  line of business;

•                  corporate existence;

•                  sale and leaseback transactions;

•                  payments for consent; and

•                  leases.

In addition, the Proposed Amendments include the removal of the requirement to make a change of control offer and asset sale offer and certain events of default, including, but not limited to, events of default arising as a result of:

•                  any failure to comply with certain covenants and obligations in the Indentures and the SFI Notes (other than defaults in the payment of principal and interest);

•                  any default in the payment of other indebtedness or the acceleration of other indebtedness; and

•                  any final judgment.

The Proposed Amendments constitute a single proposal and a tendering Holder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to only certain aspects of the Proposed Amendments.  A tender by any Holder of SFI Notes in the Exchange Offer will also constitute an approval by such Holder of the Proposed Amendments in the Consent Solicitation.  The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated.

In order to amend the Indentures, consents are needed from Holders of a majority in aggregate principal amount at stated maturity of each Issue of outstanding SFI Notes; however, the Exchange Offer is conditioned on, among other things, 95% (or such lesser amount as consented to by us) of the aggregate principal amount of each Issue of the SFI Notes to be validly tendered for exchange and not revoked by the Withdrawal Deadline, after which such SFI Notes are no longer revocable.

If the Restructuring Plan is consummated, Holders who do not elect to participate in the Exchange Offer and the Consent Solicitation may be adversely affected in several ways, including by the fact that the Indentures will be amended in a manner that will provide substantially less covenant and event of default protection than currently exists under the Indentures, and we will enter into supplemental indentures with the Trustee (the “Supplemental Indentures”), which will include the Proposed Amendments.  To the extent SFI Notes are validly tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered SFI Notes will likely be adversely affected.

Conditions to the Exchange Offer and the Consent Solicitation

The consummation of the Exchange Offer and the Consent Solicitation is conditioned upon a number of prerequisites, each of which may be waived by us, including: (i) the valid participation of at least 95% of the aggregate principal amount of each Issue of the outstanding SFI Notes in this Exchange Offer and Consent Solicitation in satisfaction of the Minimum Tender Condition on the Withdrawal Deadline, such properly tendered SFI Notes not being revocable after the Withdrawal Deadline; (ii) the valid participation of at least 95% of the outstanding principal amount of the SFI Convertible Notes in the Convertible Note Exchange by the Withdrawal Deadline and such validly tendered SFI Convertible Notes not being validly revoked or withdrawn on or prior to the Expiration Date; (iii) the PIERS Amendment shall have become effective; (iv) Six Flags shall have received the required approval from its holders of Common Stock and PIERS holders for any amendments to Six Flags’ Restated Certificate of Incorporation and Amended and Restated Bylaws as Six Flags may determine to be necessary or advisable in order to effect the Restructuring Plan (including, without limitation, approving the 1-for-100 reverse split of our Common Stock, increasing the number of shares of Common Stock in the Restated Certificate of Incorporation and the PIERS Amendment); (v) Six Flags shall have received the required approval from its shareholders for the implementation of the Equity Incentive Plan, including the issuance of Common Stock thereunder; (vi) there shall not have occurred and be continuing any event of default under the Credit Agreement or the indentures governing the SFI Convertible Notes or the SFO 2016 Senior Notes, as applicable, following consummation of the Exchange Offer and the Consent Solicitation; and (vii) the receipt of any consents from government bodies and authorities which are required in order to consummate the Restructuring Plan, including, to the extent applicable, the expiration or early termination of the waiting period (and any extension thereof), or any necessary approvals, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Revocation Rights

Tenders of SFI Notes in the Exchange Offer and delivery of consents in the Consent Solicitation may be revoked at any time prior to the Withdrawal Deadline, after which such SFI Notes may not be withdrawn. In addition, SFI Notes tendered after the Withdrawal Deadline shall be irrevocably tendered and may not be withdrawn.  To be effective, a written or facsimile notice of revocation must be timely received before the Withdrawal Deadline by Globic Advisors, Inc. (the “Exchange Agent”).  Partial revocations are not permitted.

Termination

Six Flags reserves the right to terminate the Exchange Offer and the Consent Solicitation, in its sole discretion, at any time and for any reason without accepting any of the tendered SFI Notes.  This right of termination is for the sole benefit of Six Flags and may be asserted by Six Flags regardless of the circumstances giving rise to such decision at any time.

Expiration Date

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on June 25, 2009, unless extended.  In order to receive Common Stock pursuant to the Exchange Offer and consent to the Proposed Amendments, Holders must properly tender (and not validly revoke) their SFI Notes prior to the Expiration Date.

Procedures for Tendering SFI Notes and Delivering Consents

If you hold SFI Notes, directly or indirectly, through a participant (a “DTC Participant”) in The Depository Trust Company (“DTC”) (i.e., a broker, dealer, commercial bank, trust company or other nominee) and you wish to participate in the Exchange Offer and the Consent Solicitation, you should (1) contact the DTC Participant promptly and instruct such DTC Participant to tender SFI Notes on your behalf and (2) complete, execute and submit to the DTC Participant the enclosed letter of transmittal and solicitation of consents (the “Letter of Transmittal”) together with any other documents required by the Letter of Transmittal.  Six Flags urges you to contact such person promptly if you wish to participate in the Exchange Offer and the Consent Solicitation.  Failure to so instruct will result in no tender.

If you hold SFI Notes in certificated form and wish to participate in the Exchange Offer and the Consent Solicitation, you should, on or before the Expiration Date, (1) submit to the Exchange Agent certificates for your outstanding SFI Notes and (2) complete, execute and submit to the Exchange Agent the enclosed Letter of Transmittal, in accordance with the instructions contained herein and in the Letter of Transmittal.

If you are a DTC Participant and wish to participate in the Exchange Offer and the Consent Solicitation, you should (1) complete, execute and submit to the Exchange Agent the enclosed Letter of Transmittal in respect of yourself and (2) submit to the Exchange Agent each Letter of Transmittal received by you from beneficial holders who have directed you to tender their SFI Notes together with any other documents required by the Letter of Transmittal.  Alternatively, you may electronically transmit acceptance through DTC’s Automated Tender Offer Program system and cause DTC to deliver an Agent’s Message to the Exchange Agent on or before the Expiration Date and cause the SFI Notes to be delivered to the Exchange Agent pursuant to the book-entry delivery procedures described under “The Exchange Offer and the Consent Solicitation—Procedures for Tendering SFI Notes and Delivering Consents.”

The method of delivery of the Letter of Transmittal and all other required documentation to the Exchange Agent is at the election and risk of Holders.  If such delivery is by mail, it is suggested that Holders use properly insured registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.  Delivery will be deemed made when actually received or confirmed by the Exchange Agent.  The Letter of Transmittal and all other required documentation should be sent only to the Exchange Agent, not to Six Flags, DTC, the Information Agent, the Financial Advisor, the Trustee or any other person.  Delivery of documents to DTC or any person (other than the Exchange Agent) will not constitute delivery to the Exchange Agent.

Untendered SFI Notes

If a Holder does not properly tender, or properly tenders but subsequently revokes, such Holder’s SFI Notes and the Exchange Offer is consummated, Six Flags may leave such unexchanged SFI Notes outstanding.  With respect to such unexchanged SFI Notes, Six Flags also reserves the right (but is under no obligation) to purchase such SFI Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer), and Six Flags reserves the right to defease such SFI Notes pursuant to the terms of the Indentures or as otherwise agreed with the Holders or to redeem such SFI Notes in accordance with their terms.  In the event SFI Notes that are not properly tendered in the Exchange Offer (or are validly revoked) are left outstanding, Holders may not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Indentures because of the effects of the Proposed Amendments, and may be subject to tax consequences as discussed below.  See “Certain United States Federal Income Tax Considerations—Consequences of Not Participating in the Exchange Offer” on page 83.

Financial Advisor

Houlihan, Lokey, Howard & Zukin Capital, Inc. has been appointed as the financial advisor (“Financial Advisor”) to us in connection with the Exchange Offer and the Consent Solicitation.  The Financial Advisor will not be making any recommendation with regard to the merits of the Exchange Offer and will not be soliciting, or participating in any solicitation of, any consents from any Holders in connection with the Exchange Offer and the Consent Solicitation.

Information Agent and Exchange Agent

Globic Advisors, Inc. has been appointed as the information agent (the “Information Agent”) and the Exchange Agent in connection with the Exchange Offer and the Consent Solicitation.  Any questions regarding the Exchange Offer and the Consent Solicitation, including procedures for tendering SFI Notes in the Exchange Offer, should be directed to the Information Agent as follows:

Globic Advisors, Inc. One Liberty Plaza, 23rd Floor New York, NY 10006 Attn: Robert A. Stevens, President
Telephone:	(212) 201-5346
Facsimile:	(212) 271-3252

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table presents the summary consolidated historical financial data of Six Flags for the periods set forth below.  The summary consolidated historical financial data of Six Flags as of and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements and the accompanying notes thereto incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  The financial data set forth below should be read in conjunction with the historical financial statements that we incorporate by reference herein and the section entitled “Capitalization” included in this Offering Memorandum and Consent Solicitation Statement.

Our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein have been prepared assuming that we will continue as a going concern.  Due to our recurring losses, stockholders’ deficit and substantial liquidity needs arising in August 2009, we indicated in the notes to our financial that there is substantial doubt about our ability to continue as a going concern unless the Restructuring Plan, or an alternative restructuring plan is successful.  Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern.  We believe that the consummation of the Restructuring Plan or an alternative successful restructuring is critical to our continued viability.

Our financial statements for the three-year period ended December 31, 2008 and the following selected historical financial data for the three-year period ended on these dates reflect the effects of our reclassification of the results of twelve parks as discontinued operations.

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per capita data)
Statement of Operations Data: (1)

Revenue	$1,021,298	$970,825	$942,177

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	713,845	743,007	716,906
Depreciation	138,406	136,657	130,620
Amortization	1,203	1,249	879
Stock-based compensation	6,202	12,525	15,728
Loss on disposal of assets	17,692	39,243	27,057

Total operating costs and expenses	877,348	932,681	891,190

Income from operations	143,950	38,144	50,987

Interest expense, net	(176,174)	(197,643)	(199,908)
Minority interest in earnings	(40,728)	(39,684)	(40,223)
Equity in operations of partnerships	(806)	(502)	(948)
Net gain (loss) on debt extinguishment	107,743	(13,210)	—
Other expense	(14,627)	(20,122)	(11,566)

Income (loss) from continuing operations before income taxes, discontinued operations, and cumulative effect of a change in accounting principle	19,358	(233,017)	(201,658)
Income tax expense	116,630	6,203	4,318

Loss from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	$(97,272)	$(239,220)	$(205,976)
Net loss from continuing operations per common share - basic	$(1.23)	$(2.76)	$(2.42)
Net loss from continuing operations per common share — diluted	$(1.23)	$(2.76)	$(2.42)

Other Data:
Adjusted EBITDA (2)	$275,254	$189,632	$180,919
Net cash provided by (used in) operating activities	$66,929	$(36,157)	$9,804
Attendance	25,342	24,902	24,840
Per capita revenue	$40.30	$38.99	$37.93

Balance Sheet Data (at period end):
Cash and cash equivalents(3)	$210,332	$28,388	$24,295
Total assets	3,030,845	2,945,319	3,187,616
Total long-term debt (excluding current maturities)	2,112,272	2,239,073	2,126,888
Redeemable minority interests(4)	414,394	415,350	418,145
Mandatorily redeemable preferred stock (represented by the PIERS)	302,382	285,623	284,497
Stockholders’ equity (deficit)(4)	(443,825)	(252,620)	(6,213)

(1)   Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles (“GAAP”).

(2)   Adjusted EBITDA, a non-GAAP measure, is defined as our net income (loss) before cumulative effect of changes in accounting principles, discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets, interests of third parties in the Adjusted EBITDA of the four parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007)), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp.  We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures.  We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow are used by many investors, equity analysts and rating agencies as a measure of performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow are not defined by GAAP and should not be considered in isolation or as alternatives to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or any other financial data prepared in accordance with GAAP or as an indicator of our operating performance.  Adjusted EBITDA, Modified EBITDA and Free Cash Flow as defined in this Offering Memorandum and Consent Solicitation Statement may differ from similarly titled measures presented by other companies.  This information should be read in conjunction with the consolidated statements of operations and statements of cash flows contained in our Consolidated Financial Statements, which are incorporated by reference into this Offering Memorandum and Consent Solicitation Statement.  See “Non-GAAP Financial Measures” on page ii.

The following table sets forth a reconciliation of income (loss) from continuing operations to Adjusted EBITDA, Modified EBITDA and to Free Cash Flow for the periods shown ($ in thousands):

	Year Ended December 31,
	2008	2007	2006
Loss from continuing operations	$(97,272)	$(239,220)	$(205,976)
Income tax expense	116,630	6,203	4,318
Other expense	14,627	20,122	11,566
Net (gain) loss on debt extinguishment	(107,743)	13,210	—
Equity in operations of partnerships	806	502	948
Minority interest in earnings	40,728	39,684	40,223
Interest expense (net)	176,174	197,643	199,908
Loss on disposal of assets	17,692	39,243	27,057
Amortization	1,203	1,249	879
Depreciation	138,406	136,657	130,620
Stock-based compensation	6,202	12,525	15,728
Modified EBITDA	307,453	227,818	225,271
Third party interest in EBITDA of certain parks (5)	(32,199)	(38,186)	(44,352)

Adjusted EBITDA	$275,254	$189,632	$180,919

Management Change costs	—	—	13,885
Cash interest, net	(157,478)	(196,446)	(187,620)
Capital expenditures, net	(90,251)	(114,132)	(101,136)
PIERS Dividends paid	(5,211)	(20,844)	(20,844)
Cash paid for debt issuance costs	(9,688)	(19,127)	(2,950)
Cash taxes	(7,019)	(5,047)	(4,702)

Free Cash Flow	$5,607	$(165,964)	$(122,448)

(3)   Excludes restricted cash.

(4)   Reflects accounting change related to adoption of EITF Topic D-98, as amended, in all periods presented.  See Note 1(w) to Notes to Consolidated Financial Statements incorporated by reference.

(5)   Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp, which are less than wholly-owned.

UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

The following pro forma summary consolidated financial data as of and for the year ended December 31, 2008 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  The pro forma summary consolidated balance sheet data as of December 31, 2008 gives effect to the Restructuring Plan, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet.  The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2008 give effect to the Restructuring Plan and the 2008 Debt Exchange as if each had occurred on January 1, 2008.

The historical consolidated financial data include certain reclassifications to conform to our current presentation.  The pro forma summary consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Restructuring Plan and the 2008 Debt Exchange been completed, nor is it indicative of our financial position or results of operations.  The pro forma consolidated financial data assume that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan.

The pro forma summary consolidated financial data excludes the non-recurring impacts of the Restructuring Plan and the 2008 Debt Exchange, including (i) the impact on our deferred tax assets and valuation allowance from changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Restructuring Plan on our net operating losses, and (ii) debt extinguishment gains, including the debt extinguishment gain that would result from the Restructuring Plan, which would be the difference between the fair value of the Common Stock offered by us and the carrying amount of the extinguished debt plus the allocable transaction costs of the Restructuring Plan.

The pro forma summary consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data,” “Capitalization” and “Unaudited Pro Forma Consolidated Financial Data” on pages 23, 65 and 67, respectively, and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  See “Unaudited Pro Forma Consolidated Financial Data” beginning on page 67 for the complete pro forma balance sheet and consolidated statement of operations related to the Restructuring Plan.

Pro Forma
Year Ended
December 31, 2008
(in thousands)
(unaudited)

Statement of Operations Data:

Revenue	$1,021,298

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	713,845
Depreciation	138,406
Amortization	1,203
Stock-based compensation	6,202
Loss on disposal of assets	17,692

Total operating costs and expenses	877,348

Income from operations	143,950

Interest expense, net	(101,321)
Minority interest in earnings	(40,728)
Equity in operations of partnerships	(806)
Net gain (loss) on debt extinguishment	—
Other income	405

Income from continuing operations before income taxes	1,500
Income tax expense	5,847

Loss from continuing operations	(4,347)

Pro Forma
As of
December 31, 2008
(in thousands)
(unaudited)

Balance Sheet Data:

Cash and equivalents	$210,332
Total assets	3,019,875
Total long-term debt (excluding current maturities)	1,244,381
Mandatorily redeemable preferred stock (represented by the PIERS)	—
Stockholders’ equity	727,319

Selected Pro Forma Leverage and Coverage Statistics:

Total Debt / LTM Adjusted EBITDA	5.4x
Adjusted EBITDA / LTM Interest Expense (Net)	2.7x

RISK FACTORS

Prior to deciding whether to participate in the Exchange Offer and the Consent Solicitation, you should consider carefully all of the risks described below as well as the other information included or incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  The risks described below are not intended to represent a complete list of the general or specific risks that may affect Holders.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.  If any of the following risks and uncertainties actually occurs, our business, financial condition and results of operations would be harmed substantially.

Risks Relating to the Restructuring Plan

If the Restructuring Plan is not successful, we will consider all other restructuring alternatives available to us at that time.  Any alternative reorganization would likely be on terms even less favorable to the Holders than the terms of the Restructuring Plan.

If the Restructuring Plan is not successful, we will consider all other restructuring alternatives available to us at that time, which may include the commencement of a chapter 11 proceeding with or without a pre-arranged plan of reorganization.  Moreover, there can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished.  Any alternative reorganization would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.

If we fail to consummate the Restructuring Plan in a timely manner, any alternative we pursue, whether in or out of court, would likely take substantially longer to consummate than the Restructuring Plan, and any chapter 11 proceeding would also require confirmation by the bankruptcy court and would be subject to contested issues and objections from certain stakeholders, which would result in further delay.  Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees.  Moreover, such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability.

Any chapter 11 filing would have adverse effects on our business and operations.  The filing of a chapter 11 case would create uncertainties about our business future, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis.  There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  Depending upon the magnitude of the puts, we may be required to seek financing for this obligation.  There can be no assurance that any such financing could be obtained or the terms thereof.  If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them.  If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan.

In addition, if we file a chapter 11 proceeding, there is a risk that our counterparties would object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements.  We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand.  In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark.  As with any judicial proceeding, there are also risks of unavoidable delay with the confirmation of a plan of reorganization and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes and the PIERS and any lenders that vote to reject the plan of reorganization, that would further delay the process and potentially cause the plan of reorganization to be rejected by the bankruptcy court.  In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 plan that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement.  If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

If we are not able to consummate an out-of-court restructuring or commence a chapter 11 proceeding with a pre-arranged plan, we would likely become subject to a “free fall” proceeding, which would be lengthy, costly and highly disruptive, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan.  A “free fall” proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party.  Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement.  A non-prearranged proceeding could also cause critical members of our senior management team to pursue other opportunities.  As a result, distributions to Holders under a “free fall” proceeding would likely be substantially delayed and further diminished.

We may be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan depending on the magnitude of Partnership Parks puts we receive before April 28, 2009.

The parties to our Partnership Parks Agreements are entitled to “put” certain of their investments in these parks to SFI for repurchase.  The put period for 2009 expires on April 28, 2009.  Time Warner has guaranteed our put obligations under the Partnership Parks Agreements if we fail to meet such obligations.  For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively.  There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  As of April 15, 2009, we have received put notices from holders of units with an aggregate put price of approximately $8.3 million, but we expect to receive additional puts prior to the expiration of the put period.  Depending upon the magnitude of the puts, we may be required to seek financing for this obligation.  There can be no assurance that any such financing could be obtained or the terms thereof.  If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them.  If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan.  Any such proceeding could be a “free fall” proceeding subject to the additional risks associated with such a proceeding.

Even if the Restructuring Plan is successful, we will continue to face risks.

The Restructuring Plan contemplates, among other things, the exchange of Common Stock for the outstanding SFI Notes and the SFI Convertible Notes, and the conversion of the PIERS into Common Stock.  The Restructuring Plan is generally designed to reduce the amount of our indebtedness and cash interest expense and improve our liquidity as well as our financial and operational flexibility in order to generate long-term growth.  Even if the Restructuring Plan is consummated, we will continue to face a number of risks, including certain risks that are beyond our control, such as changes in economic conditions, changes in our industry, changes in consumer demand for, and acceptance of, our parks and products, inflation in energy and other costs and purchase obligations contained in the Partnership Parks Agreements.  As a result of these risks and others, there is no guarantee that the Restructuring Plan will achieve our stated goals.

We may not consummate the Restructuring Plan.

The Restructuring Plan may not be carried out if the Minimum Tender Condition and other conditions described herein are not met or our board of directors determines that the Restructuring Plan is not in our best interest.  Any alternative reorganization could include an arrangement in or out-of-court and would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.  If a protracted or non-orderly reorganization were to occur, such a chapter 11 proceeding would add substantial expense and uncertainty to the process and would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests sponsors and employees.  Such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance.  As a result, we expect that distributions to Holders under an alternative restructuring plan would likely be worse and substantially delayed than under the Restructuring Plan.

Failure to consummate the Restructuring Plan or alternative restructuring plans would likely significantly impair our ability to continue as a viable business.

We are highly leveraged and have substantial indebtedness, much of which will become due in the next few years, and significant associated debt service requirements.  As of December 31, 2008, we had approximately $2.37 billion of indebtedness outstanding, excluding the PIERS that are mandatorily redeemable on August 15, 2009 for 100% of the liquidation preference, plus accrued and unpaid dividends.  The following table shows our estimated debt and other obligations and estimated capital expenditures in 2009 and 2010, excluding operating obligations whose costs are included in Adjusted EBITDA:

Cash Outlays not included in	In Thousands
Adjusted EBITDA(1)	2009	2010	Total
Long term debt(2)	$9,812	$140,931	$150,743
PIERS(3)	318,766	—	318,766
Interest on long term debt(4)	176,908	161,750	338,658
Capital expenditures(5)	105,000	60,000	165,000

Total	$610,486	$362,681	$973,167

(1)             Does not include real estate and operating leases or distributions related to the Partnership Parks which are included in Adjusted EBITDA.  Our Partnership Parks Agreements require minimum annual distributions of approximately $60.7 million in 2009, which grows by the Consumer Price Index (assumed to be an annual inflation rate of 3% herein) to approximately $62.5 million in 2010 of which we would be entitled to receive approximately $20.0 million and $20.6 million in 2009 and 2010, respectively.  The parties to our Partnership Parks Agreements are entitled to “put” certain of their investments in these parks to SFI for repurchase.  Such amounts are not included in the foregoing table.  The put period for 2009 expires on April 28, 2009.  For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively.  There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  As of April 15, 2009, we have received put notices from holders of units with an aggregate put price of approximately $8.3 million, but we expect to receive additional puts prior to the expiration of the put period.

Also excluded from the table are purchase obligations associated with costs that are ultimately included in Adjusted EBITDA, such as insurance, inventory, media and advertising commitments, estimated license fees to Warner Bros. and supplies, as well as liabilities related to discontinued operations, such as tax indemnifications and the ground lease in New Orleans.  The table also excludes unaccrued contingent liabilities, such as $32.5 million of limited guarantees related to the Company’s guarantee on a term loan secured by the hotel and indoor water park adjacent to The Great Escape park and the limited rent guarantee associated with the April 2007 sale of seven parks to PARC 7F-Operations Corporation.

(2)             Includes capital lease obligations.  Payments are shown at principal amount.

(3)             Amount shown includes dividends of approximately $31.3 million, including $20.8 million of dividends previously deferred as of March 31, 2009.

(4)             Assumes average outstanding balance for the revolving credit facilities of $244.2 million, with an assumed 5% interest rate.

(5)             Of the expected capital expenditures, assuming revenues for 2009 and 2010 at 2008 levels, we would need to spend approximately $50,000 and $2.3 million at Six Flags Over Texas in 2009 and 2010, respectively, to satisfy our partnership requirement.  We would not need to spend any money on capital expenditures at our Atlanta parks as we are well within our partnership requirements.  Additionally, we are obligated to make approximately CAD$13.4 million of capital expenditures at our park in Montreal, Canada, through 2011.  However, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis, although such expenditures are important to the parks’ ability to sustain and grow revenues.

We have not declared quarterly dividends on the PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009.  These amounts are being accrued.

Given the currently negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty, in the absence of the successful consummation of the Exchange Offer and the Consent Solicitation as part of the Restructuring Plan, or an alternative restructuring plan, that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009, and meet our other obligations.  As a result of the foregoing, we have explored various restructuring alternatives designed to reduce our leverage and improve our liquidity and financial and operational flexibility.  Accordingly, we believe the consummation of the Restructuring Plan, of which the Exchange Offer and the Consent Solicitation are each an integral part, or an alternative restructuring plan, is critical to our continued viability.

A long and protracted restructuring would disrupt our business and divert the attention of our management from the operation of our business and implementation of our business plan.

If we fail to consummate the Restructuring Plan on a timely basis, any alternative we may pursue, whether in or out-of-court, would likely take substantially longer to consummate than the Restructuring Plan.  A protracted restructuring would disrupt our business and would divert the attention of our management from the operation of our business and implementation of our business plan.

The uncertainty surrounding a prolonged restructuring would also have other adverse effects on us.  For example, it would also adversely affect:

•                  our ability to raise additional capital;

•                  our ability to capitalize on business opportunities and react to competitive pressures;

•                  our ability to attract and retain employees;

•                  our liquidity;

•                  our relationships with guests, sponsors and key suppliers;

•                  our ability to enter into long-term contracts with customers;

•                  how our business is viewed by guests, regulators, investors, lenders and credit ratings agencies;

•                  the amount of collateral required in the transaction of our business; and

•                  our enterprise value.

We may be required to recognize cancellation of indebtedness income and our ability to utilize our net operating loss carryforwards may be limited if we successfully consummate the Restructuring Plan or a bankruptcy plan of reorganization.

We will have cancellation of indebtedness (“COD”) income if we consummate the Restructuring Plan and the value of the Common Stock issued in exchange for the SFI Notes is less than the adjusted issue price of the SFI Notes.  This COD income will be excluded from taxable income, however, if the debt restructuring occurs pursuant to a bankruptcy plan of reorganization or, if not, to the extent we are insolvent immediately before the restructuring.  If COD income is excluded from our taxable income, we must reduce our favorable tax attributes, including our net operating loss carryforwards (“NOLs”), by the amount of COD income that is excluded.  To the extent we are made solvent by a debt restructuring outside of bankruptcy, the COD income would be taxable income, which may be offset with our NOLs for regular tax purposes.  However, for alternative minimum tax (“AMT”) purposes, only 90% of our taxable income may be offset with NOLs.  Therefore, 10% of our AMT income, including any taxable COD income, cannot be offset with NOLs and will be subject to AMT.

Federal legislation was recently enacted that allows an eligible taxpayer to elect to defer COD income arising from an exchange of stock for debt that occurs in 2009 or 2010.  If this election is made, the taxpayer can defer tax on the COD income for five taxable years (in the case of COD income arising in 2009) or four taxable years (in the case of COD income arising in 2010), and then recognize 20% of the COD income in each of the next five taxable years beginning with 2014.  If this election is made, the COD exclusions for a debt restructuring in bankruptcy or to the extent of insolvency would not apply.

Further, our ability to utilize our NOLs will be limited by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), because the exchange of SFI Notes for Common Stock pursuant to the Exchange Offer is expected to cause an ownership change under the Code.  As a result, an annual limitation will be imposed on the amount of our pre-ownership change NOLs that may be utilized to offset future taxable income.  This annual limitation generally will be equal to the value of our stock immediately before the ownership change (or, if the ownership change occurs pursuant to a bankruptcy reorganization and an election is made, the value of our stock immediately after the ownership change), in either case, subject to certain reductions, multiplied by the “long-term tax-exempt rate” for the month in which the ownership change occurs.  This rate (currently, approximately 5.3%) is published monthly by the Internal Revenue Service (“IRS”).  Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

The annual limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change).  Built-in income for this purpose includes the amount by which our tax depreciation expense during this five year period is less than it would be if our assets had a tax basis on the date of the ownership change equal to their fair market value.  Because most of our assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, we expect any NOL limitation for the five years following an ownership change to be substantially increased by built-in income and to result in a carryforward of excess limitation to future periods.  Nevertheless, because the value of our outstanding Common Stock is currently low, any annual limitation resulting from an ownership change will be correspondingly low and, even after being increased by built-in income, the cumulative limitation is expected to be substantially less than the amount of our NOLs.  A significant amount of our NOLs is therefore expected to expire unused as a result of an ownership change.

More favorable rules may apply when an ownership change occurs pursuant to a bankruptcy plan of reorganization.  In such case, a special bankruptcy exception (the “Bankruptcy Exception”) may apply under which there would be no annual limitation on the use of our NOLs, but instead, our NOLs would be reduced by the interest we deducted on SFI Notes exchanged for Common Stock during the taxable year the bankruptcy plan is consummated and the three preceding taxable years.  However, if the Bankruptcy Exception applies and a second ownership change occurs during the two years following consummation, all of our NOLs at the time of the second ownership change would be effectively eliminated.  The Bankruptcy Exception would apply if our stockholders and qualified creditors receive (as a result of being stockholders and qualified creditors) stock representing at least 50 percent of the value and voting power of our stock after consummation of the bankruptcy plan.  Even if we do not qualify for the Bankruptcy Exception or elect for it not to apply, the annual NOL limitation for an ownership change that occurs pursuant to a bankruptcy reorganization will benefit from more favorable computation of the annual limitation on the use of NOLs following an ownership change.  See “Certain United States Federal Income Tax Considerations” beginning on page 80.

Risks for Holders Participating in the Exchange Offer and the Consent Solicitation

We will require a significant amount of cash to service our indebtedness and to fund capital expenditures and other obligations after completion of the Restructuring Plan.  Our ability to generate cash depends on many factors beyond our control.

After completion of the Restructuring Plan, we expect to have approximately $1.5 billion of outstanding indebtedness on a pro forma basis. Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a large extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control.  If the Exchange Offer and the Consent Solicitation are completed, we will still be required to service our remaining outstanding indebtedness, including under the Company’s Second Amended and Restated Credit Agreement, dated May 25, 2007 (the “Credit Agreement”) and our SFO 2016 Senior Notes, and to satisfy the following additional obligations with respect to the Partnership Parks:

•                  We must make annual distributions to our partners in the Partnership Parks, which will amount to approximately $60.7 million in 2009 (of which we will receive approximately $20.0 million in 2009 as a result of our ownership interest in the parks) with similar amounts (adjusted for changes in cost of living) payable in future years.

•                  We must spend a minimum of approximately 6% of each park’s annual revenues over specified periods for capital expenditures.

•                  Each year we must offer to purchase a specified maximum number of partnership units from our partners in the Partnership Parks, which number accumulates to the extent units are not tendered.  Since only an immaterial number of units have been tendered in the annual offerings to purchase, the maximum number of units that we could be required to purchase in 2009 would result in an aggregate payment by us of approximately $335.2 million.  The annual incremental unit purchase obligation (without taking into account accumulation from prior years) aggregates approximately $31.1 million for both parks based on current purchase prices.  As we purchase additional units, we are entitled to a proportionate increase in our share of the minimum annual distributions.

We expect to use cash flow from the operations at these parks to satisfy our annual distribution and capital expenditure obligations with respect to these parks before we use any of our other funds.  The two partnerships generated approximately $37.9 million of aggregate net cash provided by operating activities after capital expenditures during 2008 (net of advances from the general partner).  The obligations relating to Six Flags Over Georgia continue until 2027 and those relating to Six Flags Over Texas continue until 2028.

Based on estimated interest rates for floating-rate debt and after giving effect to applicable interest rate hedging arrangements we entered into in February 2008, annual cash interest payments for 2009 on non-revolving credit debt outstanding at December 31, 2008 and anticipated levels of working capital revolving borrowings for 2009 will aggregate approximately $105 million net of interest income on a pro forma basis assuming all of the SFI Notes are tendered in the Exchange Offer and all of the SFI Convertible Notes are tendered in the Convertible Exchange Offer.  None of the facilities under the Credit Agreement mature before March 2013, except that $8.5 million of principal amortizes each year.  At December 31, 2008, we had approximately $210.3 million of cash and cash equivalents.  As of December 31, 2008, we had no credit available for borrowings under our Credit Agreement.

We have guaranteed on a limited basis the payment of a $33.0 million term loan incurred by HWP Development LLC (a joint venture in which we own an approximate 41% interest) for the purpose of refinancing the construction and development of a hotel and indoor water park project located adjacent to The Great Escape park near Lake George, New York, which opened in February 2006.  At December 31, 2008, approximately $32.7 million was outstanding under the term loan.  In the event we are required to fund amounts under the guarantee, our joint venture partners must reimburse us for their respective pro rata share or have their joint venture ownership diluted or forfeited.  Our guarantee will be released five years following full payment and discharge of the term loan, which matures on December 16, 2017.

Although we are contractually committed to make approximately CAD$13.4 million of capital and other expenditures at La Ronde no later than May 1, 2011, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis.  We spent $90.3 million (net of property insurance recoveries) on capital expenditures for all of our continuing operations in the 2008 calendar year and we plan on spending approximately $105 million on capital expenditures in 2009.

Our high level of debt, stockholders’ deficit and other obligations would have important negative consequences to us and investors in our securities.  These include:

•                  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under the instruments governing our outstanding debt, which would cause a cross-default or cross-acceleration on most of our other debt.

•                  We would have difficulties obtaining the necessary financing in the future for working capital, capital expenditures, debt service requirements, Partnership Park obligations, refinancings or other purposes.

•                  We will have to use a significant part of our cash flow to make payments on our debt and to satisfy the other obligations set forth above, which reduces the capital available for operations and expansion.

•                  Adverse economic or industry conditions may have more of a negative impact on us.

We cannot be sure that cash generated from our parks will be as high as we expect or that our expenses will not be higher than we expect.  Because a large portion of our expenses are fixed in any given year, our operating cash flow margins are highly dependent on revenues, which are largely driven by attendance levels, in-park spending and sponsorship and licensing activity.  Although the Restructuring Plan, if successful, is expected to significantly lower our leverage, if cash generated from our parks is not sufficient, we may need to refinance all or some of our remaining debt and other obligations or secure new financing.  If we are unable to obtain financing in the future, or to do so on favorable terms, it would have a negative effect on our operations and our liquidity.  If we are unable to satisfy our obligations, we will be forced to adopt an alternative strategy that may include actions such as selling assets, restructuring or refinancing indebtedness or seeking equity capital.  We have agreed in our Credit Agreement and in our SFO 2016 Senior Notes to limit the amount of additional debt we will incur.

Due to the seasonal nature of our business, we are largely dependent upon our revolving facilities totaling $275.0 million to fund off-season expenses.  Our ability to borrow under the revolving facilities is dependent upon compliance with certain conditions, including a senior secured leverage ratio and the absence of any material adverse change.  If we were to become unable to borrow under the revolving facilities, we would likely be unable to pay in full our off-season obligations and may be unable to meet our repurchase obligations (if any) with respect to repurchases of partnership units in the Partnership Parks.  The working capital revolving credit facility expires in March 2013.

The market price of the Common Stock could decrease as a result of the impact of the significant increase in the number of our outstanding shares that may result from the issuance of shares of Common Stock in the Exchange Offer and the Convertible Note Exchange, and upon the conversion of the PIERS, and from additional exchanges we may pursue in the future.

As of December 31, 2008, assuming a 1-for-100 reverse stock split, we would have had approximately 977,000 outstanding shares of Common Stock, all of which are transferable without restriction or further registration under the Securities Act, except for any shares held by our affiliates.  As of that date, assuming a 1-for-100 reverse stock split, we also had outstanding options held by management and directors to purchase approximately 70,000 shares of our

Common Stock and under our current option plans we may issue options to purchase approximately an additional 36,000 shares of our Common Stock.  Assuming that all of the SFI Notes are exchanged for Common Stock in the Exchange Offer, we would issue approximately 11.4 million shares of Common Stock in the Exchange Offer.  The impact of the issuance of a significant amount of Common Stock may place substantial downward pressure on the market price of our Common Stock.

Moreover, assuming that all outstanding PIERS are converted into Common Stock pursuant to the PIERS Amendment and all outstanding SFI Convertible Notes are exchanged for Common Stock pursuant to the Convertible Note Exchange, we would issue approximately 7.2 million additional shares of Common Stock as part of the Restructuring Plan.

The Common Stock issued pursuant to the Restructuring Plan is expected to be freely tradable and will not constitute “restricted securities” as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an “affiliate” of Six Flags within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.

As part of the Restructuring Plan, we are also adopting the Equity Incentive Plan, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 12% of our outstanding Common Stock following the consummation of the Restructuring Plan on an as converted basis, including the shares in the Equity Incentive Plan.

The sale or expectation of sales of a large number of shares of Common Stock in the public market might negatively affect the market price of our Common Stock.

Restrictive covenants in the terms of our financings may reduce our operations and financial flexibility, which may prevent us from capitalizing on business opportunities.

Our Credit Agreement and the SFO 2016 Senior Notes contain a number of operating and financial covenants restricting Six Flags Theme Parks Inc., SFO and its subsidiairies’ ability to among other things:

•                  incur additional indebtedness;

•                  create liens on our assets;

•                  pay dividends or distributions on, or redeem or repurchase, our capital stock;

•                  make investments;

•                  transfer or sell assets;

•                  guarantee debt;

•                  restrict dividends and other payments to us;

•                  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

•                  engage in unrelated businesses.

In addition, under our Credit Agreement, Six Flags and its subsidiaries are required to comply in certain circumstances with a senior secured leverage ratio and a leverage ratio.  If we breach any of the covenants contained in our Credit Agreement or the indenture of the SFO 2016 Senior Notes, the principal of, and accrued interest on, the applicable debt could become due and payable.  In addition, that default could constitute a cross-default under the instruments governing our other indebtedness.  If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable.  If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on our ability to continue as a going concern.  We cannot assure you that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

If the Restructuring Plan is consummated, but not all of the SFI Notes are validly tendered (and not validly revoked) in the Exchange Offer and the Consent Solicitation, we will continue to have SFI Notes outstanding following consummation of the Restructuring Plan and Holders who do not participate in the Exchange Offer and the Consent Solicitation will be entitled to receive interest on such SFI Notes and payment of principal at maturity.  The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.

It is a condition to the consummation of the Exchange Offer and the Consent Solicitation that Holders of at least 95% (or such lesser amount as consented by us) of the total outstanding principal amount of each Issue of the SFI Notes tender their SFI Notes in the Exchange Offer by the Withdrawal Deadline and holders of at least 95% (or such lesser amount as consented to by us) of the total outstanding principal amount of the SFI Convertible Notes tender their SFI Convertible Notes in the Convertible Note Exchange by the Withdrawal Deadline and not validly revoke or withdraw such tenders on or prior to the Expiration Date.  There can be no assurance that holders of such percentages will validly tender and not validly revoke their SFI Notes in the Exchange Offer and the Consent Solicitation and their SFI Convertible Notes in the Convertible Note Exchange, or that we will waive this condition, and consummate the Exchange Offer and the Consent Solicitation and the Convertible Note Exchange with a lower percentage of validly tendered SFI Notes and SFI Convertible Notes.  The as adjusted capitalization included in this Offering Memorandum and Consent Solicitation Statement under “Capitalization” was prepared on the assumption that 100% of the SFI Notes and the SFI Convertible Notes would be tendered in the Exchange Offer and the Consent Solicitation and the Convertible Note Exchange.  In addition, holders of SFI Notes and SFI Convertible Notes who do not participate in the Exchange Offer and the Consent Solicitation and the Convertible Note Exchange will be entitled to receive interest on such SFI Notes and SFI Convertible Notes and payment with respect to the principal amount of such SFI Notes and the SFI Convertible Notes at maturity.  The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.

We have not paid cash dividends on our Common Stock and do not currently anticipate doing so in the foreseeable future.

We have not paid cash dividends to date on our Common Stock and do not currently anticipate paying any cash dividends on our Common Stock in the foreseeable future.  The terms of the Credit Agreement and the SFO 2016 Senior Notes restrict our ability to pay cash dividends on our Common Stock and repurchase shares of our Common Stock.

Changes in our credit ratings may adversely affect the price of our Common Stock and negatively impact our ability to refinance our remaining debt.

Credit rating agencies continually review their ratings for the companies they follow, including us.  In March 2009, Moody’s Investors Service downgraded (i) our corporate family rating to “Ca” from “Caa2,” (ii) our probability of default to “Ca” from “Caa2” and (iii) the debt rating of the facility under the Credit Agreement to “Caa1” from “B2.” In April 2009, Standard & Poor’s Ratings Service downgraded (i) our corporate credit rating to “D” from “CCC” and (ii) our debt rating of the Credit Agreement to “CCC+” from “B.”  Both rating agencies have placed our ratings on “negative outlook.” A further negative change in our ratings or the perception that such a change could occur, which would be likely to occur if we were to commence a chapter 11 proceeding, may further adversely affect the market price of our securities, including our Common Stock and public debt.

We are a holding company and access to the cash flow of most of our subsidiaries is limited.

We are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, and we conduct substantially all of our current operations through our subsidiaries. Almost all of our income is derived from our subsidiaries. Accordingly, we will be dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on our indebtedness. We had $210.3 million of cash and cash equivalents on a consolidated basis at December 31, 2008, of which $4.4 million was held at the holding company level.

Other than our holdings in the Partnership Parks, all of our current operations are conducted by subsidiaries of SFO, our principal direct wholly-owned subsidiary. We may, in the future, transfer other assets to SFO or other entities owned by us. The Credit Agreement and SFO 2016 Senior Notes limit the ability of SFO to pay dividends or make other distributions to us. SFO may not make cash distributions to us unless it is in compliance with the covenants set forth in the Credit Agreement and SFO 2016 Senior Notes and it is not otherwise in default thereunder. If it is in compliance, SFO is permitted to make dividends to us in certain circumstances.

Anti-takeover provisions in our corporate documents and the law of the State of Delaware as well as change of control provisions in certain of our debt and other agreements could delay or prevent a change of control, even if that change would be beneficial to stockholders or have a materially negative impact on our business.

Certain provisions in our Restated Certificate of Incorporation and in our debt instruments and those of our subsidiaries may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

Our Restated Certificate of Incorporation provides for the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. The authorization of preferred shares empowers our board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. If issued, the preferred stock could also dilute the holders of our Common Stock and could be used to discourage, delay or prevent a change of control of us.

So long as our Common Stock is held of record by more than 2,000 holders or we are listed on a national securities exchange, we are also subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances. Furthermore, upon a change of control, the holders of substantially all of our outstanding indebtedness are entitled at their option to be repaid in cash. These provisions may have the effect of delaying or preventing a change of control. All of these factors could materially adversely affect the price of our Common Stock.

On December 2, 2008, our board of directors adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one stock purchase right (a “Right”) for each outstanding share of Common Stock.  The distribution was paid on December 17, 2008 to stockholders of record as of the close of business on December 17, 2008.  Each Right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth (1/1000) of a share of our preferred stock, designated as Series A Junior Preferred Stock, at a price of $1.25 per 1/1000 of a share subject to adjustment (the “Exercise Price”).  If any person or group becomes the beneficial owner of fifteen percent (15%) or more of our Common Stock at any time after the date of the Rights Plan (with certain limited exceptions), then each Right not owned by such person or group will entitle its holder to purchase, at the Exercise Price, shares of our Common Stock or, in certain circumstances, common stock of the acquiring person, having a market value of twice the Exercise Price.  Our Rights Plan could discourage, delay or prevent a change of control of us.  The description and terms of the Rights are set forth in a rights agreement (the “Rights Agreement”) between us and The Bank of New York Mellon (“Rights Agent”).

In addition, our Credit Agreement, the indentures governing the SFI Notes, the SFI Convertible Notes and the SFO 2016 Senior Notes and the certificate of designation for our PIERS contain provisions pursuant to which it would be an event of default under our Credit Agreement and we would be required to offer to repurchase the SFI Notes, the SFI Convertible Notes, the SFO 2016 Senior Notes and the PIERS if any “person” becomes the beneficial owner of more than 35% of our Common Stock.  This could deter certain parties from seeking to acquire us and if any “person” were to become the beneficial owner of more than 35% of our Common Stock prior to the consummation of the Restructuring Plan, we would not be able to repay or repurchase such indebtedness and PIERS and may not be able to complete the Restructuring Plan in its current form, or at all, and we could be subject to a non-prearranged proceeding.  Furthermore, if any holder of SFI Notes, SFI Convertible Notes or PIERS were to become the beneficial owner of more than 35% of our Common Stock in the Restructuring Plan, it would be an event of default under our Credit Agreement and we would be required to repurchase the SFI Notes, the SFI Convertible Notes and the SFO 2016 Senior Notes at 101%, plus accrued and unpaid interest and the PIERS at 100% of the liquidation preference, plus accrued and unpaid dividends thereon through, and including, June 25, 2009.  We do not believe we would be able to repay, repurchase or refinance all of such indebtedness and the PIERS and could become subject to a non-prearranged proceeding.

We have the exclusive right to use certain Warner Bros. and DC Comics characters in our theme parks in the United States (except in the Las Vegas metropolitan area), Canada, Mexico and other countries. Warner Bros. can terminate these licenses under certain circumstances, including the acquisition of us by persons engaged in the movie or television industries. This could deter certain parties from seeking to acquire us.

Risks for Holders Not Participating in the Exchange Offer and the Consent Solicitation

If the Exchange Offer and the Consent Solicitation are consummated, the Proposed Amendments will apply to all of the SFI Notes that remain outstanding and each Holder who does not tender in the Exchange Offer will be bound by the Proposed Amendments and have substantially less protection under the Supplemental Indentures.

Holders that do not validly tender SFI Notes in the Exchange Offer will not be entitled to receive Common Stock and the Company may leave such untendered SFI Notes outstanding.  With respect to such untendered SFI Notes, the Company reserves the right (but is under no obligation) to purchase such SFI Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer), and the Company reserves the right to defease such SFI Notes pursuant to the terms of the Indentures or as otherwise agreed with such Holders or to redeem such SFI Notes in accordance with their terms.

If the Exchange Offer and the Consent Solicitation are consummated, the Proposed Amendments will apply to all of the SFI Notes that remain outstanding and each Holder who does not tender in the Exchange Offer will be bound by the Proposed Amendments.  The primary purpose of the Proposed Amendments is to eliminate or amend substantially all of the restrictive covenants and to modify certain event of default provisions contained in the Indentures.  Such modifications to the Indentures will mean that the Supplemental Indentures will provide substantially reduced protections to Holders of SFI Notes than those currently set forth in the Indentures.  Specifically, the Proposed Amendments would, if adopted, eliminate the covenants in the Indentures that, among other things, restrict Six Flags’ and its subsidiaries ability to consummate certain asset sales, engage in transactions with affiliates, incur indebtedness, make restricted payments (including payment of dividends), effect a change of control and incur liens, and would also eliminate covenants in the Indentures that require Six Flags and its subsidiaries to maintain their corporate existence and pay taxes prior to delinquency.

For more information relating to the Exchange Offer, the Consent Solicitation, and the Common Stock, see “The Exchange Offer and the Consent Solicitation” and “Description of Capital Stock — Description of Common Stock.”

SFI Notes that remain outstanding after the Exchange Offer and the Consent Solicitation will experience reduced liquidity and market price.

The trading market for any SFI Notes that remain outstanding following consummation of the Exchange Offer and the Consent Solicitation will become more limited or nonexistent due to the reduction in the amount of SFI Notes outstanding upon consummation of the Exchange Offer, which would adversely affect the liquidity, market price and price volatility of the SFI

Notes.  One of the conditions to the Exchange Offer is that Holders holding at least 95% (or such lesser amount as consented to by us) of the total outstanding principal amount of each of the SFI Notes validly tender their SFI Notes and do not validly revoke such tenders by the Withdrawal Deadline, after which all tenders are irrevocable.  If the Exchange Offer and the Consent Solicitation are consummated without any waiver of such condition, not more than 5% of the total outstanding principal amount of each of the SFI Notes prior to the Exchange Offer will remain outstanding after consummation of the Exchange Offer and the Consent Solicitation.  There can be no assurance that a market in any SFI Notes that remain outstanding following consummation of the Exchange Offer and the Consent Solicitation will exist, and there can be no assurance as to the prices at which any SFI Notes that remain outstanding following consummation of the Exchange Offer may be traded.

Risks Related to a Chapter 11 Proceeding

A chapter 11 filing to implement a bankruptcy will adversely impact our business.

As with any judicial proceeding, there are risks of unavoidable delay with a chapter 11 proceeding and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes and the PIERS and any lenders that vote to reject a chapter 11 plan.  Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees.  Moreover, the mere filing of a “bankruptcy case,” even one pursuant to a pre-arranged plan, would have adverse effects on our business and operations.

Any chapter 11 filing would have adverse effects on our business and operations.  The filing of a chapter 11 case would create uncertainties about the future of our business, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis.  There is also a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to “put” a greater amount of their investments to SFI than they otherwise would.  Depending upon the magnitude of the puts, we may be required to seek financing for this obligation.  There can be no assurance that any such financing could be obtained or the terms thereof.  If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them.  If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan.  Also, pursuant to our interest rate swap arrangements, a chapter 11 filing could result in the acceleration of our payments thereunder, which depending upon then existing interest rates could result in a substantial payment to the counterparty.  Some of these concerns and effects typically become more acute when a chapter 11 case continues for a protracted period without indication of how or when the case may be completed.

Our business may be negatively affected if we are unable to assume our executory contracts.

We expect that any prearranged plan we pursue will provide for the assumption of most, if not all, of our executory contracts and real property leases, except for leases that may be rejected.  In assuming these executory contracts and leases, we expect to seek to preserve the benefit and value to us of these agreements.  In certain situations, including with respect to many of our important licenses and intellectual property, counterparties will have the opportunity to object to our assumption of these executory contracts.  Accordingly, if we file a prearranged plan, there is a risk that our counterparties may object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements.  We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our twenty parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand.  In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark.  In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 proceeding that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement.  If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

If the bankruptcy court finds that any prearranged plan we pursue cannot be implemented, we would likely become subject to a “free fall” proceeding.  In this situation, we would be compelled to assume, assume and assign, or reject our executory contracts and real property leases during the course of the proceeding.  Not only is this process extremely costly, time consuming and distracting, but also we would face material risk that we would not be able to assume certain of these agreements, requiring the rejection of executory contracts and real property leases critical to our operations.  Under chapter 11, we would be required to make the determination of whether to assume, assume and assign, or reject all of our real property leases within 210 days.  These time constraints would prove difficult for us to achieve and could result in us making less favorable decisions than could be made in a more orderly process.

A plan we pursue may not become effective.

Even if we pursue a chapter 11 filing and all classes of claims and interest accept or are deemed to accept our plan, there can be no assurance that the plan will be confirmed by the U.S. Bankruptcy Court, which may decline to confirm the plan if certain standards are not satisfied.  Section 1129 of the U.S. Bankruptcy Code, which sets forth the standards for confirmation, requires, among other things, that (i) it is not likely that the confirmation of a plan of reorganization will be followed by the need for further financial reorganization or a liquidation not provided for in the plan, and (ii) the value of distributions to dissenting holders of claims and interests will not be less than the value of such distributions if we were liquidated under chapter 7 of the U.S. Bankruptcy Code.  There can be no assurance that the U.S. Bankruptcy Court will approve any plan we pursue.  If the U.S. Bankruptcy Court concludes that the requirements of Section 1129 of the U.S. Bankruptcy Code have not been met, we could be required to repeat one or all of the steps in the process of seeking votes to accept or reject our plan or to restart the process from the beginning by filing another plan and disclosure statement, seeking approval from the U.S. Bankruptcy Court of the disclosure statement, soliciting votes from creditors, and seeking U.S. Bankruptcy Court confirmation of the new plan.

A chapter 11 filing made otherwise than pursuant to a pre-arranged plan would have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan.

If the Restructuring Plan is not consummated and we determine, or the bankruptcy court finds, that a pre-arranged plan cannot be implemented, we would likely become subject to a “free fall” proceeding, which would be a lengthy, costly and highly disruptive proceeding, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan.  A “free fall” proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party.  We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our twenty parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand.  Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement.  A non-prearranged proceeding could also make it more likely that critical members of our senior management team would pursue other opportunities.  Moreover, such a time consuming and disruptive chapter 11 proceeding would result in significantly increased costs and have a negative impact on our cash flows due to a likely reduction in trade credit terms and increase the possibility of a decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability.  As a result, distributions to Holders under a “free fall” proceeding would be likely substantially delayed and diminished from that under a pre-arranged plan.

Risks Relating to Our Business

We have a history of net losses, an accumulated stockholders’ deficit and pending obligations for which we do not currently have sufficient liquidity.  Accordingly, we have stated in our financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern unless a successful restructuring occurs.

We have had a history of net losses. Our net losses are principally attributable to insufficient revenue to cover our relatively high percentage of fixed costs, including the interest costs on our debt and our depreciation expense. We also have an accumulated stockholders’ deficit of $443.8 million at December 31, 2008. Additionally, our PIERS are required to be redeemed in August 2009, at which time we will be required to redeem (to the extent of assets legally available therefor) all of the PIERS for cash at 100% of the liquidation preference ($287.5 million), plus accrued and unpaid dividends ($31.3 million assuming dividends are accrued and not paid through the mandatory redemption date). Given the current negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009.

Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern.

If we are unable to refinance or restructure the PIERS at or prior to their mandatory redemption date, such failure would constitute a default under our Credit Agreement, which would permit the lenders to accelerate the obligations thereunder. If the lenders were to accelerate the amounts due under the Credit Agreement, a cross-default would also be triggered under our public debt indentures, which would likely result in most or all of our long-term debt becoming due and payable. In that event, we would be unable to fund these obligations. Such a circumstance would have a material adverse effect on our operations and the interests of our creditors and stockholders. Accordingly, we have stated in our financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern unless a successful restructuring occurs.

We believe the consummation of the Restructuring Plan, or an alternative restructuring plan, is critical to our continued viability. Any restructuring will likely be subject to a number of conditions, many of which will be outside of our control, including the agreement of our PIERS holders, creditors and other parties, and may limit our ability to utilize our net operating loss carry forwards if there is an ownership change, which is likely. We can make no assurances that the Restructuring Plan or any alternative out-of-court restructuring that we pursue will be successful, or what the terms thereof would be or what, if anything, our existing debt and equity holders would receive in any restructuring, which will depend on our enterprise value, although we believe that any restructuring would be highly dilutive to our existing equity holders and certain debt holders. In addition, we can make no assurances with respect to what the value of our debt and equity will be following the consummation of any restructuring.

We may be compelled to seek an in-court solution in the form of a filing under chapter 11 if we are unable to successfully consummate the Restructuring Plan, negotiate an alternative timely out-of-court restructuring agreement with our PIERS holders, common stockholders and creditors, or we are unable to fund or finance the “puts” we may receive from investors in the Partnership Parks.  Such a court filing would likely occur prior to the maturity of the PIERS or well in advance of such date, if we were to conclude at such time that an out-of-court solution is not feasible or advantageous.

The global financial crisis and recession may have an adverse impact on our business and financial condition that we currently cannot predict.

The global financial crisis and recession may have an adverse impact on our business and our financial condition.  The current negative economic conditions affect our guests’ levels of discretionary spending. A decrease in discretionary spending due to decreases in consumer confidence in the economy or us, a continued economic slowdown or further deterioration in the economy could adversely affect the frequency with which our guests choose to attend our theme parks and the amount that our guests spend on our products when they visit. This would lead to a decrease in our revenues, operating income and cash flows.

Additionally, the global financial crisis and recession could impact our ability to obtain supplies, services and credit as well as the ability of third parties to meet their obligations to us, including, for example, payment of claims by our insurance carriers and/or the funding of our line of credit by the participating lenders in the Credit Agreement.

Although we believe that we have sufficient liquidity to operate until the mandatory redemption of the PIERS in August 2009, a significant decrease in revenues and cash flows due to the impact of our financial condition and the overall economy or an increase in unanticipated cash obligations, such as the Partnership Parks puts, could result in us having an unanticipated cash shortfall, which could compel us to file under chapter 11 before we have completed our efforts to obtain an out-of-court restructuring.  Such a circumstance would likely cause a “free fall” proceeding, which would have a material adverse effect on our business.

Factors impacting attendance, including local conditions, events, natural disasters, disturbances and terrorist activities, can adversely impact park attendance.

Lower attendance at our parks may be caused by various local conditions, events, weather or natural disasters.  In addition, since some of our parks are near major urban areas and appeal to teenagers and young adults, there may be disturbances at one or more parks which negatively affect our image.  This may result in a decrease in attendance at the affected parks. We work with local police authorities on security-related precautions to prevent these types of occurrences. We can make no assurance, however, that these precautions will be able to prevent any disturbances.

Our business and financial results were adversely impacted by the terrorist activities occurring in the United States on September 11, 2001.  Terrorist alerts and threats of future terrorist activities may continue to adversely affect attendance at our parks.  We cannot predict what effect any further terrorist activities that may occur in the future may have on our business and results of operations.

There is a risk of accidents occurring at our parks or competing parks which may reduce attendance and negatively impact our operations.

Almost all of our parks feature “thrill rides.” While we carefully maintain the safety of our rides, there are inherent risks involved with these attractions. An accident or an injury (including water-borne illnesses on water rides) at any of our parks or at parks operated by our competitors, particularly accidents or injuries that attract media attention, may reduce attendance at our parks, causing a decrease in revenues.

We maintain insurance of the type and in amounts that we believe are commercially reasonable and that are available to businesses in our industry. We maintain multi-layered general liability policies that provide for excess liability coverage of up to $100.0 million per occurrence. For incidents occurring at our domestic parks after November 15, 2003, our self-insured retention is $2.5 million per occurrence.  For incidents at those parks during the twelve months prior to that date, the retention was $2.0 million per occurrence. For incidents during the twelve months ended November 15, 2002, the retention was $1.0 million per occurrence. For most prior incidents, our policies did not provide for a self-insured retention. The self-insured retention relating to our international parks is nominal with respect to all applicable periods. Our general liability policies cover the cost of punitive damages only in certain jurisdictions in which a claim occurs. Our current insurance policies expire on December 31, 2009.  We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

Adverse weather conditions can adversely impact attendance at our parks.

Because most of the attractions at our theme parks are outdoors, attendance at our parks is adversely affected by bad weather and forecasts of bad weather. The effects of bad weather on attendance can be more pronounced at our water parks. Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to our parks, which negatively affects our revenues. Although we believe that our ownership of many parks in different geographic locations reduces the effect that adverse weather can have on our consolidated results, we believe that our operating results in certain years were adversely affected by abnormally hot, cold and/or wet weather in a number of our major U.S. markets. In addition, since a number of our parks are geographically concentrated in the eastern portion of the United States, a weather pattern that affects that area could adversely affect a number of our parks. Also, bad weather and forecasts of bad weather on weekend days have greater negative impact than on weekdays because weekend days are typically peak days for attendance at our parks.

Our operations are seasonal.

Our operations are seasonal. Approximately 83% of our annual park attendance and revenue occurs during the second and third calendar quarters of each year. As a result, when conditions or events described in the above risk factors occur during our operating season, particularly during the peak season of July and August, there is only a limited period of time during which the impact of those conditions or events can be mitigated. Accordingly, such conditions or events may have a disproportionately adverse effect on our revenues and cash flow. In addition, most of our expenses for maintenance and costs of adding new attractions are incurred when the parks are closed in the mid to late autumn and winter months. For this reason, a sequential quarter to quarter comparison is not a good indication of our performance or of how we will perform in the future.

We face substantial competition from numerous entertainment alternatives.

Our parks compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, sports attractions and vacation travel. Our business is also subject to factors that affect the recreation and leisure time industries generally, such as general economic conditions, including relative fuel prices, and changes in consumer spending habits. The principal competitive factors of a park include location, price, the uniqueness and perceived quality of the rides and attractions, the atmosphere and cleanliness of the park and the quality of its food and entertainment.

If we are unable to protect our guests’ credit card data, we could be exposed to data loss, litigation and liability, and our reputation could be significantly harmed.

In connection with credit card sales, we transmit confidential credit card information securely over public networks and store it in our data warehouse. Third parties may have the technology or know-how to breach the security of this guest information, and our security measures may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Increased costs of labor, pension, post-retirement and medical and other employee health and welfare benefits may reduce our results of operations.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and employees. Increased labor costs, due to competition, increased minimum wage or employee benefit costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

With approximately 2,000 full-time employees, our results of operations are also substantially affected by costs of retirement and medical benefits. In recent years, we have experienced significant increases in these costs as a result of macro-economic factors beyond our control, including increases in health care costs, declines in investment returns on pension plan assets and changes in discount rates used to calculate pension and related liabilities. At least some of these macro-economic factors may continue to put upward pressure on the cost of providing pension and medical benefits. Although we have actively sought to control increases in these costs, there can be no assurance that we will succeed in limiting cost increases, and continued upward pressure, including as a result of any new legislation, could reduce the profitability of our businesses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Offering Memorandum and Consent Solicitation Statement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding the adequacy of cash flows from operations, available cash and available amounts under our credit facility to meet our future liquidity needs, our expectations related to refinancing all or a portion of our existing debt on or prior to maturity or consummating the Restructuring Plan, our continued viability, our operations and results of operations.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including, among others, our ability to successfully consummate the Restructuring Plan, our financial condition upon the consummation of the Restructuring Plan and our success in implementing our business strategy. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following:

•                  the willing participation of a substantial portion of our debt and PIERS holders and shareholder approval in connection with the Restructuring Plan;

•                  factors impacting attendance, such as local conditions, events, disturbances and terrorist activities;

•                  accidents occurring at our parks;

•                  adverse weather conditions;

•                  competition with other theme parks and other entertainment alternatives;

•                  changes in consumer spending patterns;

•                  pending, threatened or future legal proceedings; and

•                  the other factors that are described in “Risk Factors.”

For a description of risks relating to us and our business, see “Risk Factors” beginning on page 29.

Any forward-looking statement made by us, or incorporated by reference, in this Offering Memorandum and Consent Solicitation Statement speaks only as of the date of this Offering Memorandum and Consent Solicitation Statement or the document in which it is included, as the case may be. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The Exchange Offer

Subject to the terms and conditions contained in this Offering Memorandum and Consent Solicitation Statement, Six Flags is offering each Holder of SFI Notes the opportunity to exchange all of such Holder’s SFI Notes for Common Stock.  Pursuant to the Exchange Offer, each Holder who validly tenders and does not revoke all SFI Notes held by such Holder will receive 18.5857 shares of Common Stock for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) of SFI Notes tendered as set forth on the front cover.

Holders who tender and do not revoke their SFI Notes in the Exchange Offer will not be entitled to any interest on such SFI Notes from June 25, 2009, regardless of when the Exchange Offer closes, and any subsequent interest that would otherwise have been earned on such SFI Notes will be deemed paid in full upon receipt of the Total Consideration in the Exchange Offer.SFI currently intends to take advantage of the applicable 30-day grace period for making the semi-annual cash interest payment due on June 1, 2009 on the SFI 2014 Notes.  The cash interest that Holders of the SFI 2014 Notes would otherwise be entitled has been included in the calculation of the number of shares of Common Stock such Holders are being offered in the Exchange Offer and will receive in lieu of such cash interest payment.

A Holder who desires to tender SFI Notes in the Exchange Offer must tender all of such Holder’s SFI Notes.  Partial tenders will not be permitted.  SFI Notes properly tendered and accepted are not revocable after the Withdrawal Deadline.

SFI does not currently intend to issue fractional shares of Common Stock in the Exchange Offer. Instead, any fractional shares of Common Stock will be aggregated and sold as soon as practicable after the Expiration Date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing such sale, holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale.

The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  The shares of Common Stock to be issued in the Exchange Offer have not been and will not be registered with the SEC.  The shares of Common Stock that you receive in the Exchange Offer, however, are expected to be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

On October 6, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average closing price of our Common Stock was less than $1.00, and on October 27, 2008, we were notified by the NYSE that we were not in compliance with the NYSE’s continued listing criteria because the thirty-day average market capitalization of our Common Stock had been less than $75 million and, at the same time, our stockholders’ equity had been less than $75 million.  Our Common Stock traded on the NYSE under the symbol “SIX” through April 17, 2009, when it was delisted from the NYSE due to our failure to meet the NYSE’s continued quantitative listing criteria.  The last trading price of our Common Stock on the NYSE was $0.19 on April 16, 2009.  Our Common Stock is expected to be traded in the over-the-counter market as of April 20, 2009.

The Exchange Offer will not affect Six Flags’ obligation to pay principal and interest on any SFI Notes that are not tendered pursuant to the Exchange Offer.  The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.  However, as described below under “—The Consent Solicitation,” if the Exchange Offer is consummated, certain of the covenants and certain other terms in the Indentures will be eliminated or amended to become substantially less restrictive, and the Indentures will afford significantly reduced protections to the Holders who do not tender their SFI Notes pursuant to the Exchange Offer.

Holders do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or under the Indentures in connection with the Exchange Offer.

The Consent Solicitation

Concurrent with the Exchange Offer and subject to the terms and conditions contained in this Offering Memorandum and Consent Solicitation Statement, Six Flags is conducting the Consent Solicitation for the Proposed Amendments to the Indentures to eliminate or amend substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the Indentures.

The Proposed Amendments include, among other things, the deletion of the provisions summarized below from the Indentures.

•                  Reports (Section 4.03).  Section 4.03 of the Indentures requires Six Flags to provide specific periodic reports to the Holders.

•                  Taxes (Section 4.05).  Section 4.05 of the Indentures requires Six Flags to pay prior to delinquency all material taxes, assessments and governmental charges levied upon Six Flags except in limited circumstances.

•                  Stay, Extension and Usury Laws (Section 4.06).  Section 4.06 of the Indentures restricts the ability of Six Flags to take advantage of certain laws which might prohibit or forgive Six Flags’ payment of amounts due on the SFI Notes.

•                  Restricted Payments (Section 4.07).  Section 4.07 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries (as defined in the Indentures) to, among other things, pay dividends, purchase, redeem or otherwise acquire stock, make payments on indebtedness subordinate to the SFI Notes and make certain types of investments.

•                  Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries (Section 4.08).  Section 4.08 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to restrict the ability of any of the Restricted Subsidiaries to pay dividends, make loans or transfer assets to Six Flags or the other Restricted Subsidiaries.

•                  Limitation on Indebtedness and Issuance of Preferred Stock (Section 4.09).  Section 4.09 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to incur indebtedness or issue any shares of preferred stock.

•                  Asset Sales (Section 4.10).  Section 4.10 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to consummate an asset sale, and limits what Six Flags and the Restricted Subsidiaries may do with the proceeds of a permitted asset sale.

•                  Transactions with Affiliates (Section 4.11).  Section 4.11 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to engage in transactions with affiliates.

•                  Liens (Section 4.12).  Section 4.12 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to incur liens.

•                  Line of Business (Section 4.13).  Section 4.13 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to engage in certain types of businesses.

•                  Corporate Existence (Section 4.14).  Section 4.14 of the Indentures requires Six Flags to preserve and keep in full force and effect the corporate existence, rights, licenses and franchises of Six Flags and its subsidiaries.

•                  Change of Control (Section 4.15).  Section 4.15 of the Indentures requires Six Flags, upon the occurrence of a change of control, to offer to repurchase the SFI Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any.

•                  Limitation on Sale and Leaseback Transactions (Section 4.16).  Section 4.16 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to enter into certain sale and leaseback transactions.

•                  Payments for Consent (Section 4.17). Section 4.17 of the Indentures restricts Six Flags’ ability and the ability of the Restricted Subsidiaries to make payments for consents unless the payment is offered to all Holders who consent.

•                  Limitation on Leases (Section 4.18).  Section 4.18 of the Indentures restricts Six Flags from leasing all or substantially all of its assets.

•                  Merger, Consolidation, or Sale of Assets (Section 5.01).  Section 5.01 of the Indentures restricts Six Flags from entering into certain mergers, consolidations or sales of assets.

•                  Events of Default (Section 6.01(c)-(g)).  Section 6.01(c) declares an event of default to have occurred if Six Flags fails to comply either (i) for a period of 30 days with any of the provisions of Sections 4.10 (Asset Sales) or 4.15 (Offer to Repurchase Upon Change of Control) of the Indentures or (ii) 30 days after notice to Six Flags by the Trustee under the Indentures or the Holders of at least 25% in aggregate principal amount of any Issue of the SFI Notes then outstanding voting as a single class, with other provisions of Article 4 of the Indentures or Section 5.01 (Merger, Consolidation or Sale of Assets) of the Indentures; Section 6.01(d) declares an event of default to have occurred if Six Flags fails to observe or perform any other covenant, representation, warranty or other agreement in the Indentures or the SFI Notes for at least 60 days after notice to Six Flags by the Trustee under the Indentures or the Holders of at least 25% in aggregate principal amount of any Issue of the SFI Notes then outstanding voting as a single class; Section 6.01(e) declares an event of default to have occurred if Six Flags or any Restricted Subsidiary fails to pay any indebtedness within any applicable grace period after final maturity or the acceleration of any indebtedness by the holders thereof and the total amount of such unpaid or accelerated indebtedness at any time exceeds $10.0 million; Section 6.01(f) declares an event of default to have occurred if a final judgment for the payment of money is entered by a court of competent jurisdiction against Six Flags or any Restricted Subsidiary and such judgment is not paid, discharged or stayed for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million; and Section 6.01(g) declares an event of default to have occurred if Six Flags or any Restricted Subsidiary that constitutes a Significant Subsidiary (as defined in the Indentures) pursuant to or within the meaning of bankruptcy law commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or generally is not paying its debts as they become due.

The Proposed Amendments would also make certain other changes in the Indentures and the SFI Notes of a technical or conforming nature, including the deletion of those definitions from the Indentures and the SFI Notes that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions and cross references to the provisions in the Indentures and the SFI Notes that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

The Proposed Amendments constitute a single proposal and a tendering Holder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to only certain aspects of the Proposed Amendments.  A tender by any Holder of SFI Notes in the Exchange Offer will also constitute an approval by such Holder of the Proposed Amendments in the Consent Solicitation.  In order to amend the Indentures, consents are needed from Holders of a majority in aggregate principal amount of all outstanding SFI Notes of each Issue; however, the Exchange Offer is conditioned on, among other things, the valid tender, without valid revocation, of at least 95% (or such lesser amount as consented to by us) of the total principal amount outstanding of each of the SFI Notes by the Withdrawal Deadline.  The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated.

The Proposed Amendments will be embodied in the Supplemental Indentures.  The Supplemental Indentures will become effective upon execution by Six Flags and the Trustee in connection with the consummation of the Exchange Offer and the Consent Solicitation.  Thereafter, the Proposed Amendments will be binding with respect to all SFI Notes then outstanding.  If the Exchange Offer and the Consent Solicitation are terminated or withdrawn, or the SFI Notes are not accepted for purchase, the Supplemental Indentures will not become operative.

If the Restructuring Plan is consummated, Holders who do not elect to participate in the Exchange Offer and the Consent Solicitation may be adversely affected in several ways, including by the fact that the Indentures will be amended in a manner that will provide substantially less covenant and event of default protection than currently exists under the Indentures.  To the extent SFI Notes are validly tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered SFI Notes will likely be adversely affected.

Expiration of the Exchange Offer and the Consent Solicitation; Extension of Offer; Right to Terminate Offer

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on June 25, 2009, unless extended, in which case the Expiration Date will be such date to which the Expiration Date is extended.  Six Flags expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer and the Consent Solicitation are open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which Six Flags may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer and the Consent Solicitation, Six Flags will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to Dow Jones News Services, Business Wire or PR Newswire.  There can be no assurance, however, that Six Flags will exercise its right to extend the Exchange Offer and the Consent Solicitation.

Six Flags expressly reserves the right, in its sole discretion, to amend or modify at any time, or from time to time, the terms of the Exchange Offer and the Consent Solicitation.  If Six Flags exercises such right, it will give oral or written notice of such amendment or modification to the Exchange Agent and make a public announcement thereof as promptly as practicable.  If Six Flags decides to decrease the minimum number of SFI Notes that must be tendered, or to increase or decrease the consideration offered to Holders and, at the time that notice of such increase or decrease is first published, sent or given to Holders in the manner specified below, the Exchange Offer and the Consent Solicitation are scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exchange Offer and the Consent Solicitation will be extended until the expiration of such ten business day period.  As used herein, a “business day” means any day other than a Saturday, Sunday or federal holiday.

Six Flags also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and the Consent Solicitation and not accept for exchange any SFI Notes that have been tendered.  If any tendered SFI Notes are not accepted for exchange for any reason, any certificates representing such SFI Notes will be returned to the registered holder thereof or as otherwise instructed in the Letter of Transmittal delivered in connection with the tender of such SFI Notes (or, in the case of SFI Notes tendered by book-entry transfer into the Exchange Agent’s account at the book-entry transfer facility, credited to the account maintained at such book-entry transfer facility from which such SFI Notes were delivered).

Conditions to the Exchange Offer and the Consent Solicitation

Notwithstanding any other provisions of this Offering Memorandum and Consent Solicitation Statement, and in addition to (and not in limitation of) Six Flags’ right to extend, amend or terminate the Exchange Offer and the Consent Solicitation at any time in its sole discretion, the obligation of Six Flags to consummate the Exchange Offer and the Consent Solicitation is conditioned upon:

•                  satisfaction of the Minimum Tender Condition;

•                  the valid participation of at least 95% of the outstanding principal amount of the SFI Convertible Notes in the Convertible Note Exchange by the Withdrawal Deadline and such validly tendered SFI Convertible Notes not being validly withdrawn prior to the Expiration Date;

•                  the PIERS Amendment shall have become effective;

•                  receipt of the required approval from its holders of Common Stock and PIERS for any amendments to Six Flags’ Restated Certificate of Incorporation and Amended and Restated Bylaws as Six Flags may determine to be necessary or advisable in order to effect the Restructuring Plan (including, without limitation, approving the 1-for-100 reverse split of our Common Stock, increasing the number of shares of Common Stock in the Restated Certificate of Incorporation and the PIERS Amendment);

•                  receipt of the required approval from its shareholders for the implementation of the Equity Incentive Plan, including the issuance of Common Stock thereunder;

•                  there shall not have occurred and be continuing any event of default under the Credit Agreement or the indentures governing any Issue of SFI Notes, the SFI Convertible Notes or the SFO 2016 Senior Notes, that has not been waived by the required lenders thereunder or the requisite holders of such Issue of SFI Notes, the SFI Convertible Notes and/or the SFO 2016 Senior Notes, as applicable, following consummation of the Exchange Offer and the Consent Solicitation; and

•                  the receipt of any consents from government bodies and authorities which are required in order to consummate the Restructuring Plan, including, to the extent applicable, the expiration or early termination of the waiting period (and any extension thereof), or any necessary approvals, under the HSR Act.

The foregoing conditions are for the benefit of Six Flags and may be asserted by Six Flags regardless of the circumstances giving rise to any such condition (including any action or inaction by Six Flags) and may be waived by Six Flags, in whole or in part, at any time and from time to time.  The failure by Six Flags at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

Procedures for Tendering SFI Notes and Delivering Consents

The tender of SFI Notes pursuant to the Exchange Offer and in accordance with the procedures described below will constitute (i) a tender of the SFI Notes and (ii) the delivery of a consent to the Proposed Amendments by such Holder with respect to such SFI Notes.

The method of delivery of SFI Notes, a Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message (as defined below) transmitted through DTC’s Automated Tender Offer Program (“ATOP”), is at the election and risk of the person tendering SFI Notes and delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent.  If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date, to permit delivery to the Exchange Agent on or prior to such date.

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer and the Consent Solicitation.  Holders must timely tender their SFI Notes in accordance with the procedures set forth herein and in the Letter of Transmittal in order to participate in the Exchange Offer.

LETTERS OF TRANSMITTAL AND SFI NOTES SHOULD BE SENT TO THE EXCHANGE AGENT AND NOT TO SIX FLAGS, DTC, THE INFORMATION AGENT, THE FINANCIAL ADVISOR, THE TRUSTEE OR ANY OTHER PERSON.  THE FOLLOWING IS THE ADDRESS FOR DELIVERIES BY REGISTERED OR CERTIFIED MAIL, DELIVERIES BY OVERNIGHT COURIER AND BY HAND AND FACSIMILE TRANSMISSIONS TO THE EXCHANGE AGENT:

By Registered or Certified Mail,	By Facsimile:
by Overnight Courier or by Hand:
(Eligible Institutions Only):
Globic Advisors, Inc.	(212) 271-3252
One Liberty Plaza, 23rd Floor	Attention: Six Flags, Inc.
New York, NY 10006
Attention: Six Flags, Inc.	For Information or Confirmation by
Telephone:
(call): (212) 201-5346

A Holder who wishes to tender SFI Notes in the Exchange Offer must tender all of such Holder’s SFI Notes.  Partial tenders are not permitted.  Six Flags will be deemed to have accepted validly tendered SFI Notes and validly delivered consents in the Exchange Offer and the Consent Solicitation when, as and if Six Flags gives oral or written notice thereof to the Exchange Agent.  The Exchange Agent will act as agent for the tendering Holders of SFI Notes for the purposes of receiving any Common Stock from Six Flags.  The Common Stock will be delivered in exchange for SFI Notes accepted in the Exchange Offer on the closing date of the Exchange Offer, or as soon as reasonably practicable thereafter.

Tender of SFI Notes and Delivery of Consents.  The tender by a Holder of SFI Notes and delivery of consents (and subsequent acceptance of such tender) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and Six Flags in accordance with the terms and subject to the conditions set forth in this Offering Memorandum and Consent Solicitation Statement and in the Letter of Transmittal.

The procedures by which SFI Notes may be tendered and consents given by beneficial owners who are not registered Holders will depend upon the manner in which the SFI Notes are held.

Tender of SFI Notes Held in Physical Form.  To effectively tender SFI Notes held in physical form (and deliver the consents), a properly completed Letter of Transmittal duly executed by the Holder thereof (or a manually signed facsimile thereof), and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the back cover of this Offering Memorandum and Consent Solicitation Statement on or prior to the Expiration Date.  In addition, certificates representing such SFI Notes must be received by the Exchange Agent at such address on or prior to the Expiration Date.  A tender of SFI Notes may also be effected through the deposit of SFI Notes with DTC and the making of book-entry delivery as described below; however, a completed and executed Letter of Transmittal is still required to effectuate the valid delivery of consents with respect to such SFI Notes.  In order for a Holder to receive Common Stock as consideration for its SFI Notes, the SFI Notes (unless the tender is effected by depositing SFI Notes with DTC and the making of book-entry delivery as described below), the Letter of Transmittal and the other required documents must be received by the Exchange Agent prior to 11:59 p.m., New York City time, on the Expiration Date.  LETTERS OF TRANSMITTAL, THE OTHER REQUIRED DOCUMENTS AND SFI NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO SIX FLAGS, DTC, THE INFORMATION AGENT, THE FINANCIAL ADVISOR, THE TRUSTEE OR ANY OTHER PERSON.

If the SFI Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such SFI Notes pursuant to the Exchange Offer, the SFI Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the SFI Notes, with the signature(s) on the SFI Notes or instruments of transfer guaranteed as provided below.  In the event such procedures are followed by a beneficial owner tendering SFI Notes, the Holder or Holders of such SFI Notes must sign a valid proxy pursuant to the Letter of Transmittal, because SFI Notes may not be tendered on or prior to such Expiration Date without also consenting to the Proposed Amendments, and only registered Holders as of the date of delivery of the Letter of Transmittal are entitled to deliver consents.  If the Letter of Transmittal or any SFI Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Six Flags, provide evidence satisfactory to Six Flags of their authority to so act.

Tender of SFI Notes Held Through a Custodian.  Any beneficial owner whose SFI Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender SFI Notes and deliver consents should contact the registered Holder promptly and instruct such Holder to tender on its behalf by completing the form of instructions provided by its broker, bank or other nominee.

Tender of SFI Notes Held Through DTC.  To effectively tender SFI Notes (and deliver the consents) that are held through DTC, DTC Participants should either (i) properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Exchange Agent, or (ii) electronically transmit their acceptance through ATOP (and thereby tender SFI Notes), for which the transaction will be eligible, in lieu of properly completing and duly executing a Letter of Transmittal, so that they are received by the Exchange Agent prior to 11:59 p.m., New York City time, on the Expiration Date.  Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Exchange Agent for its acceptance.  Delivery of tendered SFI Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the SFI Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message), Six Flags may, at its option, treat such tender as defective.

In order to validly deliver a consent with respect to SFI Notes transferred pursuant to ATOP, a DTC Participant using ATOP must submit through ATOP an Agent’s Message in lieu of the Letter of Transmittal.  Pursuant to authority granted by DTC, any DTC Participant that has SFI Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly provide a consent to the Proposed Amendments as though it were the registered Holder by so completing, executing and delivering the Letter of Transmittal.

Book-Entry Delivery Procedures.  The Exchange Agent will establish accounts with respect to the SFI Notes at DTC for purposes of the Exchange Offer within four business days after the date of this Offering Memorandum and Consent Solicitation Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the SFI Notes by causing DTC to transfer such SFI Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for such transfer.  In order to insure accurate dissemination of the exchange consideration at settlement, each DTC Participant must submit an individual Voluntary Offering Instruction per each beneficial owner of the SFI Notes wishing to participate in the offer.  In addition, the name and account number of the beneficial owner of the SFI Notes being exchanged must be included in the Agent’s Message with respect to all exchanges of $500,000 or more.  Delivery of documents to DTC does not constitute delivery to the Exchange Agent.  The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Agent’s Message.  The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation,

which states that DTC has received an express acknowledgment from each DTC Participant tendering the SFI Notes and that such DTC Participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal, including, without limitation, all of the representations, warranties, waivers and rescissions contained therein, and Six Flags may enforce such agreement against such DTC Participants.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the SFI Notes tendered and consents delivered thereby are tendered and delivered (i) by a registered Holder of SFI Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such SFI Notes) who has not completed any of the boxes entitled “Special Exchange Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”).  See Instructions 3 and 4 of the Letter of Transmittal.  If the SFI Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if SFI Notes not accepted for tender are to be returned to a person other than the registered Holder, then the signature on the Letter of Transmittal accompanying the tendered SFI Notes must be guaranteed by a Medallion Signature Guarantor as described above.  See Instruction 3 of the Letter of Transmittal.

Backup Withholding.  To prevent backup withholding tax, each tendering Holder of SFI Notes (or other payee) must provide the Exchange Agent with such Holder’s (or other payee’s) correct taxpayer identification number and certify that such Holder (or other payee) is not subject to backup withholding by completing Substitute Form W-9 included in the Letter of Transmittal or provide another adequate basis for an exemption from backup withholding, including with respect to non-U.S. persons, completing a Form W-8.  See Instruction 10 of the Letter of Transmittal.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered or withdrawn SFI Notes or delivery or withdrawal of consents pursuant to any of the procedures described above will be determined by Six Flags in its sole discretion (whose determination shall be final and binding).  Six Flags expressly reserves the absolute right, in its sole discretion, subject to law, to reject any or all tenders of any SFI Notes or delivery of consents determined by them not to be in proper form or, in the case of SFI Notes, if the acceptance for exchange of, or exchange for, such SFI Notes may, in the opinion of the Company’s counsel, be unlawful.  Six Flags also reserves the absolute right, in its sole discretion, subject to law, to waive or amend any of the conditions of the Exchange Offer and the Consent Solicitation or to waive any defect or irregularity in any tender with respect to particular SFI Notes or delivery of consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  Six Flags’ interpretation of the terms and conditions of the Exchange Offer and the Consent Solicitation (including the Letter of Transmittal and the Instructions thereto) will be final and binding.  None of Six Flags, the Exchange Agent, the Financial Advisor, the Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.  If Six Flags waives its right to reject a defective tender of SFI Notes, the Holder will be entitled to receive Common Stock.

Withdrawal of Tenders and Revocation of Consents

Tenders of SFI Notes pursuant to the Exchange Offer may be withdrawn and consents delivered pursuant to the Consent Solicitation may be revoked at any time until the Expiration Date, including any extension thereof.  Thereafter, such tenders may be withdrawn and consents may be revoked only if the Exchange Offer and the Consent Solicitation are terminated without any SFI Notes being accepted for exchange pursuant to the Exchange Offer.

Any Holder that has tendered SFI Notes in the Exchange Offer and delivered its consent in the Consent Solicitation may withdraw all, but not less than all, of such SFI Notes and revoke such consent prior to the Withdrawal Deadline by delivery of a written notice of withdrawal and revocation, subject to the limitations described herein.  Partial withdrawals are not permitted.  A valid withdrawal of tendered SFI Notes on or prior to the Withdrawal Deadline will constitute a concurrent valid revocation of such Holder’s consent.  In order for a Holder to validly revoke a consent, such Holder must validly withdraw the tendered SFI Notes to which that consent relates.

To be effective, a written telegraphic or facsimile transmission (or delivery by hand or by mail) notice of withdrawal and revocation must (i) be timely received by the Exchange Agent at its address set forth above or on the back cover hereof prior to the Expiration Date (ii) specify the name of the person having tendered the SFI Notes to be withdrawn and the consent to be revoked, the principal amount of such SFI Notes and the name of the Holder(s) of such SFI Notes as set forth thereon, if different from that of the person that tendered such SFI Notes, (iii) contain the description of the SFI Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such SFI Notes (unless such SFI Notes were tendered by book-entry transfer) and (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such SFI Notes were tendered and the consent given (including any required signature guarantees) or be accompanied by (A) documents of transfer sufficient to have the trustee register the transfer of the SFI Notes into the name of the person withdrawing such SFI Notes and revoking such consent and (B) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder.  If SFI Notes have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal and revocation must also specify the name and number of the account at DTC to be credited with the withdrawn SFI Notes and such revocation must comply with DTC’s ATOP withdrawal procedures.  Six Flags reserves the right to contest the validity of any withdrawal and revocation.  A purported withdrawal and revocation which is not received by the Exchange Agent in a timely fashion will not be effective.

All properly withdrawn SFI Notes will thereafter be deemed not validly tendered and all properly revoked consents will be deemed not validly delivered for purposes of the Exchange Offer and the Consent Solicitation; provided, however, that withdrawn SFI Notes and revoked consents may be re-tendered and given again by following one of the appropriate procedures described herein at any time prior to the Expiration Date.  All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and revocation of consents will be determined by Six Flags in its sole discretion (whose determination shall be final and binding).  None of Six Flags, the Exchange Agent, the Financial Advisor, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of consents, or incur any liability for failure to give any such notification.

Lost or Missing Certificates

If a Holder desires to tender SFI Notes pursuant to the Exchange Offer but any such SFI Note has been mutilated, lost, stolen or destroyed, such Holder must write to or telephone the Exchange Agent at the address listed above concerning the procedures for obtaining replacement of such SFI Notes, arranging for indemnification or any other matter with regard to such tender.

Resales of Common Stock

The Common Stock issued pursuant to the Exchange Offer is expected to be freely tradable and will not constitute “restricted securities” as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an “affiliate” of Six Flags within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holder’s business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.  If you have any arrangement or understanding with any person to participate in the distribution of Common Stock, you (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.  A broker-dealer who holds SFI Notes that were acquired for its own account as a result of market-making or other trading activities must comply with special rules under the Securities Act in connection with any resale of Common Stock received in exchange for such SFI Notes.  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Common Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

Certificates representing the Common Stock will not include restrictive legends.  The Common Stock will not have the benefit of registration rights.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer and the Consent Solicitation.  The SFI Notes surrendered in connection with the exchange offer will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth as of December 31, 2008:

•                  our actual capitalization; and

•                  our capitalization after giving pro forma effect, assuming that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan, as if it had occurred on December 31, 2008.

This table should be read in conjunction with “Summary Consolidated Historical Financial Data” and “Unaudited Pro Forma Consolidated Financial Data” on pages 23 and 67, respectively, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008.

	December 31, 2008
	Actual	As Adjusted
	(in thousands)
	(unaudited)

Cash and cash equivalents(1)	$210,332	$210,332

Restricted-use investments(2)	$16,061	$16,061

Current maturities of long-term debt(1)(3)	$253,970	$253,970

Long-term debt (excluding current maturities)(5):
Credit Agreement(1)(3)	$828,750	$828,750
Six Flags 8 7/8% Senior Notes due 2010(4)	131,077	—
Six Flags 9¾% Senior Notes due 2013(4)	142,441	—
Six Flags 9 5/8% Senior Notes due 2014(4)	314,787	—
Six Flags 4½% Convertible Senior Notes due 2015(4)	280,000	—
Six Flags Operations Inc. 12¼% Senior Notes due 2016	400,000	400,000
Other indebtedness(6)	2,433	2,433
Net premiums	12,784	13,198

Total long-term debt	2,112,272	1,244,381

Redeemable minority interests	414,394	414,394

7¼% Mandatorily redeemable preferred stock, $1.00 par value per share (represented by the PIERS)	302,282	—

Stockholders’ equity (deficit)(7)	(443,825)	727,319

Total capitalization	$2,639,093	$2,640,064

(1) The above as adjusted column does not reflect any costs of the Restructuring Plan, including legal and other services.

(2)  Represents cash which has been deposited in escrow in favor of Time Warner to secure certain obligations to our partners at the Partnership Parks and cash deposited in escrow to backstop a letter of credit issued to the city of Montreal related to the lease of our park in Canada.

(3)  Actual balance includes $837.3 million outstanding under the $850.0 million term loan and $244.2 million outstanding under the $275.0 million working capital revolving credit portion of this facility.

(4)  As adjusted amount reflects the assumed exchange of Common Stock for $131.1 million aggregate principal amount of the SFI 2010 Notes, $142.4 million aggregate principal amount of the SFI 2013 Notes, $314.8 million aggregate principal amount of the SFI 2014 Notes, and $280.0 million aggregate principal amount of the SFI Convertible Notes.

(5)  Of the December 31, 2008 actual balances, $870.0 million of long-term debt (excluding current maturities) was issued by Six Flags, Inc., $413.2 million (includes $13.2 million of debt premium related to the SFI 2010 Notes portion of the 2008 Debt Exchange because this portion of the exchange was not deemed to be a substantial modification) was issued by SFO and $829.1 million was issued by SFO’s subsidiaries.

(6)  Includes $2.1 million outstanding under a capital lease relating to our Six Flags Over Texas park and $0.3 million outstanding under a capital lease with Papa John’s.

(7) The table presents stockholders’ equity as a single line item. The impact of the Restructuring Plan on the components of stockholders’ equity, such as Common Stock, capital in excess of par value and retained earnings/accumulated deficit will be driven by the fair value of the Common Stock issued in the Restructuring Plan.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data as of and for the year ended December 31, 2008 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  The unaudited pro forma consolidated balance sheet as of December 31, 2008 gives effect to the Restructuring Plan, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 give effect to the Restructuring Plan, the 2008 Debt Exchange as if each had occurred on January 1, 2008.

The historical consolidated financial data include certain reclassifications to conform to our current presentation.  The pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Restructuring Plan and the 2008 Debt Exchange been completed, nor is it indicative of our future financial position or results of operations.

The pro forma consolidated financial data do not purport to represent what our consolidated financial position or results of operations would have actually been had the Restructuring Plan and the 2008 Debt Exchange in fact been completed on the assumed dates, or to project our results of operations for any future period.  The pro forma consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with “Summary Consolidated Historical Financial Data” and “Capitalization” on pages 23 and 65, respectively, and our consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this Offering Memorandum and Consent Solicitation Statement.  The pro forma consolidated financial data assume that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan.

The pro forma consolidated financial data excludes the effects of non-recurring adjustments relating to the Restructuring Plan and the 2008 Debt Exchange, including the following:

(1)  The Pro Forma Consolidated Financial Data does not include the impact of the Restructuring Plan on our deferred tax asset and valuation allowance, which would be affected by the debt extinguishment gain, changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Exchange Offer on our NOLs.  We anticipate that our existing NOLs would substantially offset the impact of the debt extinguishment gain on our 2009 income tax expense.

(2)  The Pro Forma Condensed Consolidated Balance Sheet presents stockholders’ equity as a single line item.  The impact of the Restructuring Plan on the components of stockholders’ equity, such as Common Stock, capital in excess of par value and retained earnings/accumulated deficit will be driven by the fair value of the Common Stock issued in the Restructuring Plan.

(3)  The Pro Forma Consolidated Statement of Operations for the year ended December 31, 2008 does not include debt extinguishment gains or conversion losses, including the debt extinguishment gain that would result from the Restructuring Plan.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2008

(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma

ASSETS

Current assets:
Cash and cash equivalents	$210,332	$—	$210,332

Accounts receivable	20,057	—	20,057
Inventories	24,909	—	24,909
Prepaid expenses and other current assets	41,450	—	41,450
Total current assets	296,748	—	296,748

Other assets:
Debt issuance costs	31,910	(10,970)	20,940
Restricted-use investment securities	16,061	—	16,061
Deposits and other assets	66,167	—	66,167
Total other assets	114,138	(10,970)	103,168

Property and equipment, at cost	2,654,939	—	2,654,939
Less accumulated depreciation	1,094,466	—	1,094,466
Total property and equipment	1,560,473	—	1,560,473
Assets held for sale	—	—	—
Intangible assets, net of accumulated amortization	1,059,486	—	1,059,486
Total assets	$3,030,845	$(10,970)	$3,019,875

Unaudited Pro Forma Consolidated Balance Sheet (continued)

As of December 31, 2008

(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma

LIABILITIES and STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$25,060	$—	$25,060

Accrued compensation, payroll taxes and benefits	22,934	—	22,934
Accrued insurance reserves	33,929	—	33,929
Accrued interest payable	42,957	(11,841)	31,116
Other accrued liabilities	45,001	—	45,001
Deferred income	17,594	—	17,594
Liabilities from discontinued operations	1,400	—	1,400
Current portion of long-term debt	253,970	—	253,970
Total current liabilities	442,845	(11,841)	431,004

Long-term debt	2,112,272	(867,891)	1,244,381
Liabilities from discontinued operations	6,730	—	6,730
Other long-term liabilities	74,337	—	74,337
Deferred income taxes	121,710	—	121,710

Redeemable minority interests	414,394	—	414,394
Mandatorily redeemable preferred stock (redemption value of $287,500,000 plus accrued and unpaid dividends of $15,633,000 as of December 31, 2008)	302,382	(302,382)	—

Total stockholders’ equity (deficit)	(443,825)	1,171,144	727,319

Total liabilities and stockholders’ equity (deficit)	$3,030,845	$(10,970)	$3,019,875

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF OPERATIONS

For the year ended December 31, 2008

(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Theme park admissions	$534,777	$—		$534,777
Theme park food, merchandise and other	427,492	—		427,492
Sponsorship, licensing and other fees	59,029	—		59,029
Total revenue	1,021,298	—		1,021,298

Operating costs and expenses:
Operating expenses (including stock-based compensation of $214 in 2008)	419,250	—		419,250
Selling, general and administrative (including stock-based compensation of $5,988 in 2008)	214,340	—		214,340
Costs of products sold	86,457	—		86,457
Depreciation	138,406	—		138,406
Amortization	1,203	—		1,203
Loss on disposal of assets	17,692	—		17,692
Total operating costs and expenses	877,348	—		877,348
Income from operations	143,950	—		143,950

Other income (expense):
Interest expense	(178,516)	70,641	(1)	(103,663)
		4,212	(2)
Interest income	2,342	—		2,342
Minority interest in earnings	(40,728)	—		(40,728)
Equity in operations of partnerships	(806)	—		(806)
Net gain on debt extinguishment	107,743	(107,743	)(3)	—
Other income (expense)	(14,627)	15,032	(5)	405
Income (loss) from continuing operations before income taxes	19,358	(17,858)		1,500
Income tax expense	116,630	—	(4)	5,847
		(110,783	)(5)

Loss from continuing operations	(97,272)	92,925		(4,347)

(1) Adjustment to reflect the impact of the Restructuring Plan as if it occurred at the beginning of the period.

(2) Adjustment to reflect the impact of the 2008 Debt Exchange as if it had occurred at the beginning of the period.

(3) Adjustment to remove the non-recurring gain from the 2008 Debt Exchange.

(4) Income tax effect of pro forma adjustments assumed to be $0, as we have substantial net operating losses carried forward from previous periods.

(5) Adjustments to remove the $15.0 million loss related to our interest rate swaps that no longer met the SFAS 133 probability test and the $110.8 million tax valuation allowance related to our determination that our tax planning strategy was no longer feasible.  Both of these adjustments were related to the substantial doubt about our ability to continue as a going concern which would not have been the conclusion we would have reached if the Restructuring Plan had occurred at January 1, 2008.

ACCOUNTING TREATMENT

Stockholders’ Equity and Debt Extinguishment

The exchange of the SFI Notes for Common Stock will generate a debt extinguishment gain to the extent the fair value of the Common Stock exceeds the sum of the carrying amount of the extinguished SFI Notes plus an allocable share of transaction costs.  The conversion of the PIERS into Common Stock will affect the components of stockholders’ equity, but will not affect the statement of operations, excluding a potential impact on earnings per share.  To the extent that the number of shares of Common Stock issued in the Convertible Note Exchange exceeds the number of shares that could have been converted under the original terms of the SFI Convertible Notes, the Convertible Note Exchange will be expensed on the statement of operations to the extent of the fair value of the excess number of shares issued.  The offset to the liability and the expense from the induced conversion would be a credit to paid-in capital.  If the number of shares of Common Stock issued in the Convertible Note Exchange is less than the number of shares that could have been converted under the original terms of the Convertible Notes, the Convertible Note Exchange will result in a debt extinguishment gain to the extent that the fair value of the issued shares allocable to the liability for SFI Convertible Notes is less than their original carrying amount.

Goodwill Impairment Testing

The Company tests goodwill, at least annually, by comparing the fair value of our sole parks reporting unit to the carrying amount.  To the extent the fair value exceeds the carrying amount, no impairment is indicated.  As of December 31, 2008, the fair market value of the Company’s outstanding Common Stock exceeded the negative carrying amount of the Company’s stockholders’ deficit.  Accordingly, no impairment was indicated.

However, the Restructuring Plan will result in an increase in stockholders’ equity that could exceed the fair market value of the Company’s outstanding Common Stock.  If such an indicator of impairment was triggered, we would be required to allocate the fair value of the reporting unit to all of the assets and liabilities in a manner similar to a purchase price allocation.  The residual fair value after this allocation would be the fair value of the reporting unit’s goodwill.  To the extent the carrying amount of the reporting unit’s goodwill exceeded its fair value, a non-cash goodwill impairment charge would be recognized for the period.

Deferred Income Taxes

The Company’s 2008 consolidated financial statements included disclosure of a substantial doubt related to the Company’s ability to continue as a “going concern,” as the Restructuring Plan was not completed prior to the release of the Company’s consolidated financial statements.   As a result, the Company recorded a non-cash income tax charge to its statement of operations and an increase in its valuation allowance for deferred tax assets, as the Company was not be able to assume the ability to conduct future tax planning strategies under the guidance of Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.”  Upon completion of the Restructuring Plan or an alternative restructuring plan, the Company will reevaluate its ability to conduct future tax planning strategies to maximize the carryover benefit of net operating losses, which might result in an income tax benefit to the statement of operations at that time and a reduction to the Company’s valuation allowance for deferred tax assets.  However, the Restructuring Plan will impact the Company’s deferred tax assets attributable to its net operating losses in other significant ways.  See “Certain United States Federal Income Tax Considerations—Tax Consequences to the Company” on page 84.

Fresh-Start Reporting

If we restructure under chapter 11, our financial statements would be subject to the accounting prescribed by Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” If our existing stockholders end up with less than 50% of our voting shares after we emerge from chapter 11, we would apply “Fresh-Start Reporting,” in which our assets and liabilities would be recorded at their estimated fair value using the principles of purchase accounting contained in Statement of Financial Accounting Standards No. 141R, “Business Combinations,” with the difference between our estimated fair value and our identifiable assets and liabilities being recognized as goodwill.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

On May 25, 2007, we entered into the Credit Agreement, which provides for the following: (i) an $850.0 million term loan maturing on April 30, 2015 $837.3 of which was outstanding at December 31, 2008); (ii) a revolving facility totaling $275.0 million ($244.2 million of which was outstanding at December 31, 2008 (excluding letters of credit in the amount of $29.4 million on such date)), and (iii) an uncommitted optional term loan tranche of up to $300.0 million.  In October 2008, we borrowed $244.2 million under the revolving facility portion of the Credit Agreement to ensure we would have sufficient liquidity to fund our off-season expenditures given difficulties in the global credit markets.  The interest rate on borrowings under the Credit Agreement can be fixed for periods ranging from one to twelve months, subject to certain conditions.  At our option, the interest rate is based upon specified levels in excess of the applicable base rate or LIBOR.  At December 31, 2008, the weighted average interest rate for borrowings under the term loan was 5.5%.  Commencing on December 31, 2007, Six Flags Theme Parks Inc., the primary borrower under the Credit Agreement and an indirect wholly owned subsidiary of Six Flags, Inc., is required to make quarterly principal repayments on the term loan in the amount of $2.125 million with all remaining principal due on April 30, 2015. The utilization of the revolving facility is available until March 31, 2013.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, a financial covenant related to the maintenance of a minimum senior secured leverage ratio in the event of utilization of the revolving facility and certain other events, as well as limitations on the ability to dispose of assets, incur additional indebtedness or liens, make restricted payments, make investments and engage in mergers or consolidations.  We were in compliance with our financial covenants at December 31, 2008, and the Credit Agreement will remain unimpaired following the Restructuring Plan.

Six Flags 4.50% Convertible Senior Notes due 2015

The SFI Convertible Notes are senior obligations of Six Flags, in the aggregate principal amount of $280.0 million. These notes mature on May 15, 2015, bear interest at the rate of 4.50% per annum and are not guaranteed by our subsidiaries. Holders of the SFI Convertible Notes may convert them into shares of our Common Stock at any time prior to their maturity date at a conversion price of $6.35 per share (equivalent to an initial conversion rate of 157.4803 shares of Common Stock for each $1,000 principal amount of SFI Convertible Notes), subject to adjustment and except during specified non-convertibility periods. Upon conversion, we have the option to deliver Common Stock, cash or a combination of cash and Common Stock. In the event of certain types of fundamental changes, we will increase the number of shares issuable upon conversion or, in lieu thereof, we may elect to adjust the conversion obligation and conversion price so that the SFI Convertible Notes are convertible into shares of the acquiring or surviving company. In addition, upon the occurrence of a fundamental change, holders of the SFI Convertible Notes may require us to repurchase for cash all or part of their SFI Convertible

Notes. A “fundamental change” includes those events that constitute a “change of control” under the SFI Notes or the termination of trading in our Common Stock.  We also plan to conduct a separate Convertible Note Exchange.

Six Flags Operations Inc. 12¼% Senior Notes due 2016

On June 16, 2008, we completed a private debt exchange in which we issued $400.0 million of the SFO 2016 Senior Notes, which are guaranteed by Six Flags, in exchange for (i) $149.2 million of our SFI 2010 Notes, (ii) $231.6 million of our SFI 2013 Notes and (iii) $149.9 million of our SFI 2014 Notes.  The benefits of completing this transaction included reducing debt principal by approximately $130.6 million, extending our debt maturities (including a majority of our nearest term debt maturity in 2010) and decreasing our annual cash interest expense.  The SFO 2016 Senior Notes mature on July 15, 2016 and bear interest at the rate of 12¼% per annum. The indenture governing the SFO 2016 Senior Notes contains negative covenants, which may significantly limit or prohibit us from engaging in certain types of transactions, including, among other things, incurring additional indebtedness, creating liens on our assets, paying dividends, selling assets, engaging in mergers or acquisitions and making investments.  We do not currently anticipate restructuring the SFO 2016 Senior Notes.

DESCRIPTION OF CAPITAL STOCK

Capital Structure

As of December 31, 2008, our authorized capital stock consisted of two classes of capital stock: 210,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.  Of the authorized preferred stock, 115,000 shares were issued in connection with the PIERS and 210,000 shares were desginated as Series A Junior Preferred Stock pursuant to the Rights Agreement.  Assuming a 1-for-100 reverse stock split of our Common Stock, as of such date, we would have outstanding 977,262 shares of Common Stock and 115,000 shares of convertible preferred stock, representing 11.5 million PIERS.

Prior to consummation of the Restructuring Plan, our Restated Certificate of Incorporation will be amended so that following the Restructuring Plan our authorized capital stock shall consist of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

Description of Common Stock

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  Subject to preferences that may apply to any series of preferred stock that we may designate and issue, the holders of Common Stock are entitled to receive ratably any dividends that may be declared by our board of directors.  If we are liquidated, dissolved or wound up, we must first pay all amounts we owe to our creditors and then pay the full amounts required to be paid to holders of any shares of our preferred stock then outstanding before we may make any payments to holders of shares of Common Stock.  All holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our outstanding preferred stock.  Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities.  The Common Stock is neither redeemable nor subject to call.  No sinking fund provisions apply to the Common Stock.  All outstanding shares of Common Stock are fully paid and non-assessable.  The terms will not be altered as a result of the consummation of the Restructuring Plan.

PIERS

On January 23, 2001, we issued and sold 11,500,000 PIERS in a public offering. Each PIERS represents one one-hundredth of a share of our 7¼% convertible preferred stock, par value $1.00 per share, and entitles the holder to that proportion of all the rights, preferences and privileges (including dividend, conversion, voting and liquidation rights and preferences) of a share of the convertible preferred stock. The PIERS, as representative of beneficial ownership interests in the convertible preferred stock, have a liquidation preference of $25.00 per share, plus an amount equal to accrued and unpaid dividends. The dividend rate for the PIERS is 7¼% of the liquidation preference per annum on a cumulative basis from the date of issuance. The PIERS rank, with respect to dividend rights and upon liquidation, winding up or dissolution, junior to all our existing and future debt obligations.

The PIERS are convertible at any time prior to August 15, 2009, at the option of the holder, into shares of our Common Stock at an initial conversion price of $20.85 per share of Common Stock, subject to adjustment in certain circumstances. In addition, at any time on or after February 15, 2004, we may at our option cause the PIERS to be automatically converted, but only if for 20 trading days within any period of 30 consecutive trading days (including the last day of the period), the closing price of our Common Stock on the NYSE exceeds 120% of the then prevailing conversion price.

We are required to redeem (to the extent of assets lawfully available therefor) all outstanding PIERS on August 15, 2009 for cash at 100% of the liquidation preference, plus accrued and unpaid dividends.

If we become subject to a change in control, each holder of the PIERS will have the right to require us to purchase (to the extent of assets lawfully available therefor) any or all of the PIERS of that holder at a purchase price equal to 100% of the liquidation preference, plus accrued and unpaid dividends to the date of purchase. This right will be subject to our obligation to (i) repay our debt obligations in full under the Credit Agreement, (ii) repay all of our own and our subsidiaries’ indebtedness, including the SFI Notes, that is tendered for redemption or required to be repaid and (iii) redeem any capital stock ranking senior to the PIERS tendered for purchase, in each case, in connection with the change in control. This right is also subject to our compliance with the restricted payments covenants in our Indentures, other than the indenture relating to the SFI Convertible Notes. When we have satisfied these obligations, we will purchase (to the extent of assets lawfully available therefor) all PIERS tendered by a holder upon a change in control.

Preferred Stock Purchase Rights

On December 2, 2008, our board of directors adopted the Rights Plan and declared a dividend distribution of one Right for each outstanding share of Common Stock.  The distribution was paid on December 17, 2008 to stockholders of record as of the close of business on December 17, 2008.  Each Right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth (1/1000) of a share of Preferred Stock for the Exercise Price.  If any person or group becomes the beneficial owner of fifteen percent (15%) or more of our Common Stock at any time after the date of the Rights Plan (with certain limited exceptions), then each Right not owned by such person or group will entitle its holder to purchase, at the Exercise Price, shares of our Common Stock or, in certain circumstances, common stock of the acquiring person, having a market value of twice the Exercise Price.  Our Rights Plan could discourage, delay or prevent a change of control of us.  The description and terms of the Rights are set forth in the Rights Agreement between the Rights Agent and us.

The Rights will automatically trade with the Common Stock. The Rights will not be exercisable except under certain conditions.

 The Rights, unless earlier redeemed by the board of directors, become exercisable upon the close of business on the day (the “Distribution Date”) which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of our outstanding voting stock (an “Acquiring Person”) and (ii) the tenth business day (or such later date as may be determined by the board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person’s or group’s intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of our outstanding voting stock (even if no shares are actually purchased pursuant to such offer).  An Acquiring Person does not include (A) us, (B) any subsidiary of ours, (C) any employee benefit plan or employee stock plan of ours or of any subsidiary of ours, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of our shares of voting stock then outstanding results solely from (i) any action or transaction or transactions approved by the board of directors before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of our voting stock pursuant to a transaction or transactions approved by the board of directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of our voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 2, 2018, unless earlier redeemed by us.  The number of shares of Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

The Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of our preferred stock. The Preferred Stock may not be issued except upon exercise of Rights. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share and 1000 times the cash dividends declared on the Common Stock. In addition, the Preferred Stock is entitled to 1000 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of liquidation, the holders of Preferred Stock will be entitled to receive for each share, a liquidation payment in an amount equal to the greater of $1,250 or 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring

Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Common Stock having a market value of two times the Exercise Price.

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Exercise Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described above, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or of a share of a similar class or series of Six Flags’ preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

We may redeem the then outstanding Rights in whole, but not in part, at any time prior to the close of business on the earlier of (i) the time a person has become an Acquiring Person or (ii) the final expiration date, at a price of $.01 per Right (“Redemption Price”). Immediately upon the effective time of the action of our board of directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

For as long as the Rights are then redeemable, we may, except with respect to the Redemption Price or Expiration Date, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, we may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

Until a Right is exercised, the holder, as such, will have no rights as a stockholder of Six Flags, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by the board since they may be redeemed by us at $.01 per Right at any time until a person or group has obtained beneficial ownership of 15% or more of the voting stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of the Exchange Offer to beneficial owners of the SFI Notes that are U.S. Holders (defined below).  This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to particular U.S. Holders in light of their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold SFI Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign taxpayers), nor does it address state, local or foreign tax considerations or tax considerations to persons that are not U.S. Holders.  This summary assumes that U.S. Holders have held their SFI Notes as “capital assets” within the meaning of Section 1221 of the Code.  This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and possibly with retroactive effect.

As used herein, “U.S. Holders” are any beneficial owners of the SFI Notes, that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities that are treated as corporations for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.  In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. Holders.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the SFI Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors about the U.S. federal income tax consequences of participating in the Exchange Offer and as to the ownership and disposition of Common Stock received in the exchange.

We have not sought and will not seek rulings from the IRS with respect to the U.S. federal income tax consequences discussed below.  This discussion does not in any way bind the IRS or the courts or constitute any kind of assurance as to the U.S. federal income tax consequences described below.

You should consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences of your participation in the Exchange Offer and of your ownership and disposition of Common Stock received thereby.

Federal Income Tax Consequences to Tendering U.S. Holders

Consequences of the Exchange

Classification of SFI Notes as Securities.  The U.S. federal income tax consequences to U.S. Holders who exchange their SFI Notes for Common Stock will depend upon whether the SFI Notes constitute “securities” for U.S. federal income tax purposes.  The term “security” is not defined in the Code or applicable Treasury Regulations and has not been clearly defined by court decisions.   The determination of whether a particular debt constitutes a “security” generally depends on an overall evaluation of the nature of the original debt.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.  Due to the lack of clear authority with respect to this issue, the treatment of the SFI Notes as securities is uncertain.  U.S. Holders should consult their own tax advisors regarding the classification of the SFI Notes as “securities” for U.S. federal income tax purposes.

SFI Notes Treated as Securities. If the SFI Notes constitute “securities” for U.S. federal income tax purposes, the exchange of the SFI Notes for Common Stock pursuant to the Exchange Offer would be a tax-free “recapitalization” for U.S. federal income tax purposes.  Accordingly, if you are a U.S. Holder of SFI Notes, you generally would not recognize gain or loss on the receipt of Common Stock in exchange for your SFI Notes, except for any portion of the value of the Common Stock you receive that is attributable to accrued but unpaid interest on the SFI Notes that has not previously been included in income.  Common Stock received for accrued but unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

If you are a U.S. Holder, (1) your aggregate initial tax basis in the Common Stock received in the exchange (other than Common Stock received as accrued but unpaid interest), generally would be the same as your aggregate tax basis in the SFI Notes exchanged for such Common Stock, and (2) your holding period in the Common Stock generally would include the period during which you held the SFI Notes.  A U.S. Holder’s tax basis in the Common Stock received with respect to accrued but unpaid interest will equal the fair market value of that Common Stock.  A U.S. Holder’s holding period for the Common Stock received with respect to accrued but unpaid interest will commence on the day after the exchange.

SFI Notes Not Treated as Securities. If it is determined that the SFI Notes are not “securities” for U.S. federal income tax purposes, the exchange of the SFI Notes for Common Stock would be a taxable event for U.S. federal income tax purposes.  In that case, a U.S. Holder of SFI Notes would recognize net gain or loss equal to the difference between the aggregate fair market value of the Common Stock received in the Exchange Offer and such U.S. Holder’s adjusted tax basis in the SFI Notes exchanged.  Subject to the discussion below relating to U.S. Holders of SFI Notes with market discount, gain or loss recognized on the exchange generally would be capital gain or loss if the SFI Notes were held for more than one year.  Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in the SFI Notes generally will be the price that the Holder paid for the SFI Notes increased by any market discount previously included in income by the Holder with respect to the SFI Notes and reduced (but not below zero) by any amortizable bond premium allowable as a deduction with respect to the SFI Notes.  Market discount on a SFI Note generally is the excess of the principal amount of the SFI Note over the U.S. Holder’s tax basis in the SFI Note at the time the SFI Note was acquired, subject to a de minimis rule.  Amortizable bond premium is generally the excess of the U.S. Holder’s tax basis in the SFI Note immediately after its acquisition over the principal amount of the SFI Note.  A U.S. Holder who acquired SFI Notes with market discount generally would be required to treat a portion of any gain recognized in the Exchange Offer as ordinary income to the extent of the market discount accrued to the date of the exchange less any accrued market discount previously reported as ordinary income.

If the SFI Notes are not securities and the Exchange Offer is therefore a taxable event for U.S. federal income tax purposes, your initial tax basis in the Common Stock you receive pursuant to the Exchange Offer will be equal to the fair market value of the Common Stock on the date of the exchange and your holding period for the Common Stock will begin on the day following the exchange.

Market Discount

If a U.S. Holder acquired SFI Notes for an amount less than their stated principal amount, subject to a de minimis exception, the difference would treated as “market discount” for U.S. federal income tax purposes.  Under the market discount rules, any gain recognized on the exchange of the SFI Notes generally would be treated as ordinary interest income to the extent of the market discount accrued during the U.S. Holder’s holding period for the SFI Notes, unless the U.S. Holder had elected to include the market discount in income as it accrued.  Any market discount that had accrued on the SFI Notes at the time of the exchange and that exceeded the gain recognized on the exchange, generally would be taxable as ordinary income upon disposition of the Common Stock received in the exchange.

Distributions on Common Stock

Distributions to U.S. Holders of Common Stock (including distributions of redemption or sale proceeds that are treated under Section 302 or Section 304 of the Code as dividend distributions rather than as payments in exchange for the Common Stock) will be treated as dividend income to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Common Stock and then as gain from the sale or exchange of the Common Stock as described below.  If the U.S. Holder is a corporation, a dividends received deduction may be available with respect to dividends on the Common Stock, subject to applicable limitations under the Code.  We do not currently intend to pay dividends on the Common Stock.

Dividends to non-corporate U.S. Holders during taxable years beginning on or before December 31, 2010 will be taxed at a maximum rate of 15%, provided the U.S. Holder held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and provided certain other requirements are met.  Dividends to non-corporate U.S. Holders in taxable years beginning after December 31, 2010 will be subject to tax at ordinary income rates.

Sale, Exchange and Retirement of Common Stock

For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on a sale or exchange of Common Stock received in the exchange, in an amount equal to the difference between the amount realized for the Common Stock and the U.S. Holder’s tax basis in the Common Stock.  Such gain or loss generally will be capital gain or loss, except that gain will be ordinary income to the extent of any accrued market discount that had accrued on the SFI Notes as of the time of the exchange and was not previously included in income.  Capital gain of individuals on a sale of the Common Stock is eligible for reduced capital gain tax rates if the Common Stock was held for more than a year.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Amounts received in exchange for the SFI Notes will be reported to the IRS when required under applicable Treasury Regulations.  Further, information reporting requirements will apply to dividends received on Common Stock and proceeds from sales or other disposition of Common Stock.  Backup withholding, currently at a rate of 28%, will apply to reportable payments if the U.S. Holder fails to comply with applicable certification requirements.   Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to information reporting and backup withholding.  Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences of Not Participating in the Exchange Offer

If the restructuring is implemented pursuant to the Restructuring Plan, a U.S. Holder of SFI Notes that does not participate in the Exchange Offer may nevertheless have a taxable event if the Proposed Amendments are adopted. The modification of a debt instrument is a deemed exchange (upon which gain or loss may be recognized) if the modified debt instrument differs materially in kind or extent from the original debt instrument.  Under applicable Treasury Regulations, the modification of a debt instrument is a “significant” modification, which results in a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.”

These Treasury Regulations provide that modification of a debt instrument that changes its priority relative to other debt instruments, or that releases collateral, is a significant modification if it results in a change in payment expectations.  If adoption of the Proposed Amendments is found to cause a deemed exchange of the SFI Notes and both the SFI Notes and the amended SFI Notes are “securities,” as discussed above under “— Federal Income Tax Consequences to Tendering U.S. Holders — Consequences of the Exchange,” the deemed exchange resulting from modification of the SFI Notes would be a tax-free recapitalization for U.S. federal income tax purposes and no gain or loss would be recognized by U.S. Holders (except with respect to accrued interest, as discussed above).  In such case, the tax basis in the amended SFI Notes would equal the tax basis of the SFI Notes, and the holding period for the amended SFI Notes would include the holding period for the SFI Notes.

If adoption of the Proposed Amendments is found to cause a deemed exchange, but the SFI Notes are not “securities” for tax purposes and the deemed exchange therefore did not qualify as a tax-free recapitalization, a U.S. Holder of the SFI Notes would recognize gain or loss equal to the difference between the issue price of the amended SFI Notes (generally, their stated principal amount if neither the SFI Notes nor the amended SFI Notes were publicly traded) and the U.S. Holder’s adjusted tax basis in the SFI Notes.  Such gain or loss generally would be long-term capital gain if the U.S. Holder had held the SFI Notes for more than one year.  However, any gain attributable to accrued but unrecognized market discount and any portion of the amended SFI Notes attributable to accrued but unpaid interest on the SFI Notes would be taxed as ordinary income as discussed above.  A U.S. Holder’s initial tax basis in the amended SFI Notes would be their issue price on the date of the deemed exchange, and their holding period would begin the day after the deemed exchange.

If, as a result of a deemed exchange, the amended SFI Notes were treated as issued with original issue discount because the stated redemption price at maturity of the amended SFI Notes exceeded their issue price by more than the de minimis amount (i.e., 0.25% of the amended SFI Notes’ stated redemption price at maturity times the number of complete years to maturity of the amended SFI Notes), U.S. Holders would be required to include the original issue discount in income and pay tax on it as it accrued, but would not receive cash with which to pay any resulting tax liability.

Tax Consequences to the Company

Cancellation of Debt Income

The Exchange Offer will not result in COD income if the value of the Common Stock issued in the exchange is at least equal to the “adjusted issue price” of the SFI Notes.  The “adjusted issue price” of the SFI Notes is the sum of their issue price (i.e., the initial offering price of the SFI Notes to the public) plus accrued original issue discount, if any, less payments previously made on the SFI Notes, other than payments of “qualified stated interest” (i.e., interest which is unconditionally payable at a single fixed rate at least annually over the term of the SFI Notes).

If the adjusted issue price of the SFI Notes exceeds the value of the Common Stock issued in the exchange, we will have COD income, but it will be excluded from taxable income to the extent of our insolvency immediately before the exchange.  However, we must reduce certain favorable tax attributes, including our NOLs by the amount of COD excluded from taxable income due to insolvency.  To the extent we are made solvent by the exchange, the COD income will be taxable income, which may be offset with our NOLs, except to the extent use of the NOLs is limited for alternative minimum tax (“AMT”) purposes, as discussed below.

If the exchange occurs pursuant to a bankruptcy plan of reorganization, none of the COD income would be taxable income.  Instead, all COD income would be excluded from income and our NOLs and other favorable tax attributes would have to be reduced by the full amount of COD income.

Federal legislation was recently enacted that allows an eligible taxpayer to elect to defer COD income arising from an exchange of stock for debt that occurs in 2009 or 2010.  If this election is made, the taxpayer can defer tax on the COD income for five taxable years (in the case of COD income arising in 2009) or four taxable years (in the case of COD income arising in 2010), and then recognize 20% of the COD income in each of the next five taxable years beginning with 2014.  If this election is made, the COD exclusions for a debt restructuring in bankruptcy or to the extent of insolvency would not apply.  We do not expect to make this election if we are insolvent to the extent of all or a substantial part of the COD income resulting from the Exchange Offer.

Limitations on Use of Losses Under the Restructuring Plan

Our ability to utilize our pre-exchange NOLs may be limited after the Exchange Offer by Section 382 of the Code if it causes an ownership change.  In general, an ownership change occurs if the percentage of the value of our stock owned by one or more 5% shareholders (as specially defined for Section 382 purposes to include certain groupings of less-than-5% shareholders) has increased by more than 50 percentage points over the aggregate of the lowest percentages of our stock owned by each such 5% shareholder or group at any time during the applicable testing period, which is generally a rolling three-year period.  The exchange of SFI Notes for Common Stock pursuant to the Exchange Offer is expected to cause an ownership change and therefore to result in an annual limitation on the amount of our pre-ownership change NOLs that may be utilized to offset future taxable income.  This annual limitation generally would be equal to the value of our stock immediately before the ownership change (with certain adjustments) multiplied by the “long-term tax-exempt rate” for the month in which the ownership change occurs.  This rate (currently, approximately 5.3%) is published monthly by the IRS.  Any portion of the annual limitation that is not used in particular year may be carried forward and used in subsequent years.

The annual limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change).  Built-in income for this purpose includes the amount by which our tax depreciation and amortization expense during the five-year period is less than it would be if our assets had a tax basis on the date of the ownership change equal to their fair market value at such time.  Because most of our assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, we expect any NOL limitation for the five years following the ownership change to be substantially increased by built-in income and to result in a substantial carryforward of excess limitation to future periods.  Nevertheless, because the value of our outstanding Common Stock is currently low, the annual limitation resulting from an ownership change will be correspondingly low and, even after being increased by built-in income, the cumulative limitation is expected to be substantially less than the amount of our NOLs.  As a result, a significant amount of our NOLs is expected to expire unused as a result of an ownership change pursuant to the Exchange Offer.

More favorable rules may apply when an ownership change occurs pursuant to a bankruptcy plan of reorganization.  In such case, a special Bankruptcy Exception may apply under which there would be no annual limitation on the use of our NOLs, but instead, our NOLs would be reduced by the interest we deducted on SFI Notes exchanged for Common Stock during the taxable year the bankruptcy plan of reorganization is consummated and the three preceding taxable years.  However, if the Bankruptcy Exception applies and a second ownership change occurs during the two years following consummation, all of our NOLs at the time of the second ownership change would be effectively eliminated.  The Bankruptcy Exception would apply if our stockholders and qualified creditors owned (as a result of being stockholders and qualified creditors) stock representing at least 50 percent of the value and voting power of our stock after consummation of the bankruptcy plan of reorganization.

Alternatively, an election is available to not apply the Bankruptcy Exception.  If we do not qualify for the Bankruptcy Exception or elect for it not to apply, there is a more favorable way to compute the annual NOL limitation for an ownership change that occurs pursuant to a bankruptcy reorganization.  Instead of computing the annual limitation by reference to the value of our equity immediately before the exchange, the annual limitation would be computed by reference to the lesser of (i) the value of our stock (with certain adjustments) immediately after consummation of the bankruptcy plan of reorganization or (ii) the value of our assets (unreduced by liabilities) immediately before consummation of the bankruptcy plan of reorganization.

Alternative Minimum Tax

In general, AMT is imposed to the extent 20% of alternative minimum taxable income (“AMTI”) exceeds regular federal income tax.  Certain tax deductions and other beneficial allowances are modified or eliminated in computing AMTI.  One such modification is the limitation on the use of NOLs for AMT purposes.  Specifically, no more than 90% of AMTI can be offset with NOLs (as recomputed for AMT purposes).  Therefore, AMT will be owed in years in which we have positive AMTI for the year, even if all of our regular taxable income is offset with NOLs.  In such case, our AMTI (before reduction by AMT NOLs) will be taxed at a 2% effective federal tax rate (i.e., 10% of AMTI that cannot be offset with NOLs multiplied by 20% AMT rate).

As discussed above, we will not have COD income if the value of the Common Stock is at least equal to the adjusted issue price of the SFI Notes exchanged therefor.  Any COD income we do have will be excluded from taxable income to the extent we are insolvent for tax purposes immediately before the exchange.  However, to the extent any COD income exceeds the amount by which we are insolvent immediately before the exchange, the excess will be included in taxable income and AMTI.  Since only 90% of AMTI can be offset with NOLs, we will have a current AMT liability (equal to 2% of AMTI) if the inclusion of COD income results in positive AMTI for the year of the COD income.  If the COD income arises pursuant to a bankruptcy plan of reorganization, none of the COD income will be included in taxable income and therefore no AMT will be owed.

The foregoing discussion is intended to provide only a general summary of certain U.S. federal income tax consequences of the Exchange Offer and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Exchange Offer.  This discussion does not address tax consequences that might vary with, or that are contingent upon a U.S. Holder’s individual circumstances.  In addition, this discussion does not address foreign, state, or local tax consequences of the Exchange Offer or taxes other than income taxes.  We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local, foreign and other tax consequences of your participation in the Exchange Offer and of your ownership and disposition of Common Stock received in the exchange.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file reports and other information with the SEC.  You may read and copy reports or other information we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  These SEC filings are also available to the public through the web site maintained by the SEC at http://www.sec.gov.

We “incorporate by reference” information into this Offering Memorandum and Consent Solicitation Statement.  This means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document or included in a subsequently filed document that is incorporated or deemed to be incorporated by reference in this document.  We incorporate by reference the documents listed below that we have previously filed with the SEC.  They contain important information about us and our financial condition.

•                Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 11, 2009;

•                Our Current Reports on Form 8-K filed with the SEC on April 9, 2009 and April 13, 2009; and

•                The description of our Common Stock contained in our Form 8-A12B filed with the SEC on December 11, 1997, the description of our PIERS contained in our Form 8-A12B filed with SEC on January 23, 2001 and the description of our Rights contained in our Form 8-A12B filed with the SEC on December 8, 2008.

We also incorporate by reference all future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of any Form 8-K which information is not deemed filed under the Exchange Act) until the expiration of the Exchange Offer and the Consent Solicitation.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Offering Memorandum and Consent Solicitation Statement (for documents incorporated by reference herein on the date hereof) or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum and Consent Solicitation Statement.

You can obtain copies of any document incorporated by reference in this Offering Memorandum and Consent Solicitation Statement from us without charge, excluding all exhibits, unless the exhibit is specifically incorporated by reference as an exhibit in this Offering Memorandum and Consent Solicitation Statement by requesting it in writing or by telephone from us at:

Six Flags, Inc.

1540 Broadway

15th Floor
New York, NY 10036
(212) 652-9403
Attention:  General Counsel

LEGAL MATTERS

The validity of the Common Stock will be passed upon by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

Globic Advisors, Inc.

One Liberty Plaza, 23rd Floor

New York, NY 10006

or
CALL TOLL-FREE: (800) 974-5771
EMAIL: info@globic.com

This Offering Memorandum and Consent Solicitation Statement and the Letter of Transmittal can be accessed at www.globic.com/sixflags.

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

By Facsimile (Eligible Institutions Only):	By Overnight Delivery:
Globic Advisors, Inc.
(212) 271-3252	One Liberty Plaza, 23rd Floor
New York, NY 10006

Attention: Six Flags, Inc.	By Mail or Hand Delivery:
Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Confirmation by Telephone:
(212) 201-5346	Attention: Six Flags, Inc.

Questions and requests for assistance or for additional copies of the Offering Memorandum and Consent Solicitation Statement may be directed to the Information Agent at its respective telephone numbers and mailing and delivery address listed above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.